Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SCG HOLDING, LLC,

AS PURCHASER,

MEDICINE MAN TECHNOLOGIES, INC.,

AS PARENT,

SCG SERVICES, LLC,

AS SELLER,

AND

THE MEMBERS NAMED HEREIN

MAY 27, 2021

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ii

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Minimum Closing Inventory Levels
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Intellectual Property Assignment Agreement
Exhibit E	Form of Employment Agreement

SCHEDULES

Schedule 1.1	Purchased Assets
Schedule 1.1-E	Tangible Personal Property
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 5.7	Termination of Certain Agreements

DISCLOSURE SCHEDULE

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 27, 2021 by and among (i) SCG Holding, LLC, a Colorado limited liability company (“Purchaser”), (ii) Medicine Man Technologies, Inc., a Nevada corporation (“Parent”), (iii) SCG Services, LLC, a Colorado limited liability company (“Seller”), and (iv) John Sakun and Vladimir Sakun (each, a “Member,” and, together, the “Members”). Purchaser, Parent, Seller and the Members are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A.

Recitals

A.      Seller is in the business of growing, distributing and marketing recreational cannabis products (collectively, the “Business”).

B.       The Members own 100% of the issued and outstanding equity securities of Seller.

C.       Seller desires to sell, and Purchaser desires to purchase, all of the assets of Seller that are used in or held for use in or are related to the operation of the Business by Seller, on the terms and subject to the conditions set forth in this Agreement.

D.       The Parties intend that the transactions contemplated by this Agreement will qualify as a reorganization under the provisions of Section 368(a)(1)(C) of the Code.

Agreement

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; Employee matters

Section 1.1              Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of the tangible and intangible assets of Seller used or held for use in the Business, other than the Excluded Assets, including the assets of Seller set forth on Schedule 1.1 (collectively, the “Purchased Assets”), free and clear of all Encumbrances.

Section 1.2              Excluded Assets. The Purchased Assets will not include any assets set forth on Schedule 1.2 (collectively, the “Excluded Assets”).

Section 1.3              Assumed Liabilities; Excluded Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume the Liabilities of Seller specifically identified on Schedule 1.3 (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser will not assume any Liabilities that are not expressly included in the Assumed Liabilities (collectively the “Excluded Liabilities”), including: (a) any Liability of Seller (including any Indebtedness of Seller); (b) any Liability of any successor or Affiliate of Seller; (c) any Liability of Seller or any of its Affiliates, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business or the ownership of the Purchased Assets prior to the Closing, whether or not recorded on the books and records of any Person (including any Accounts Payable payable to third parties that remain outstanding as of the Closing); (d) any Liability of Seller or any of its Affiliates arising under or in any way related to the Employee Benefit Plans; (e) any Liability of Seller or any of its Affiliates that would become a Liability of Purchaser as a matter of Law in connection with this Agreement, any Related Agreement or the transactions contemplated hereby or thereby; (f) without limiting the generality of any of the foregoing, any Liability in respect of Taxes of Seller (or any successor or Affiliate), or any Liability of Seller or any of its Affiliates in respect of any Taxes arising from or relating to the Business or the Purchased Assets or ownership or operation thereof for or accruing or arising at any time in respect of any period (or portion thereof) ending on or prior to the Closing; and (g) any Liability of Seller or any of its Affiliates directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or ownership of the Excluded Assets. Without limiting the generality of the foregoing, it is expressly understood and agreed that unless a Liability of Seller or any of its Affiliates is expressly within the definition of Assumed Liabilities under this Section 1.3, neither Purchaser nor any of its Affiliates will assume, nor will any of them be liable for, such Liability.

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Section 1.4              Electronic Transfer of Certain Assets. The Parties agree that, at the request of Purchaser, any of the Purchased Assets that can be transmitted to Purchaser electronically will be so delivered to Purchaser promptly following the Closing in a secure format and manner mutually agreeable to the Parties and will not be delivered to Purchaser on any tangible medium. After Closing, Seller will not directly or indirectly use any copies of such Purchased Assets under its custody or control except for (a) the purpose of verifying delivery of or re-delivering such Purchased Assets to Purchaser or (b) complying with an express provision of this Agreement or any Related Agreement. Upon the written request of Purchaser following the Closing, Seller will return or destroy any such copies of the Purchased Assets using commercially reasonable means but, in any event, will not thereafter directly or indirectly permit or perform any recovery or restoration thereof, whether through forensics, archives, undeletion, or otherwise.

Section 1.5               Inability to Assign Assigned Contracts.

(a)             Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement, to the extent that the assignment or attempted assignment to Purchaser of any Contract or Permit that is included among the Purchased Assets, including any Inbound License relating to Software included in the Purchased Assets (each, an “Assigned Contract”), or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, waiver, authorization, notice or novation by any Person, and such consent, waiver, authorization, notice or novation has not been obtained or made prior to the Closing in a form and substance reasonably acceptable to Purchaser, or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of Seller or Purchaser thereunder, then neither this Agreement nor any Related Agreement will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing.

(b)             Both prior and subsequent to the Closing, Seller will use reasonable efforts and cooperate with Purchaser to obtain promptly all consents, waivers, authorizations or novations and to timely give all notices required with respect to the Assigned Contracts, in form and substance reasonably acceptable to Purchaser. Except as provided in Section 9.11, Seller will bear and pay the cost of all filing, recordation and similar fees and Taxes payable to any Governmental Authority in connection with the assignment of the Assigned Contracts and any additional fees or charges (howsoever denominated) required by any Person in connection with the assignment of any of the Assigned Contracts or any related consent, waiver, authorization, novation or notice.

(c)             If any consent, waiver, authorization, novation or notice that is required for the effective assignment to Purchaser of any Assigned Contract cannot be obtained or made and, as a result, the material benefits of such Assigned Contract cannot be provided to Purchaser following the Closing as otherwise required in accordance with this Agreement, then Seller will use reasonable efforts to provide Purchaser with the same economic benefits (taking into account all burdens and benefits, including Tax costs and benefits) and operational benefits of any such Assigned Contract, and to permit Purchaser to perform Seller’s obligations and enforce Seller’s rights under such Assigned Contract as if such Assigned Contract had been assigned to Purchaser (and as if Seller had obtained or made such consent, waiver, authorization, novation, or notice as the case may be), including (i) enforcing, at Purchaser’s request, any rights of Seller arising with respect thereto, including the right to terminate such Assigned Contract upon the request of Purchaser, and (ii) permitting Purchaser to enforce any rights arising with respect thereto. Seller will pay to Purchaser, when received, all income, proceeds and other monies received by Seller from third parties to the extent related to Purchaser’s intended rights under any Assigned Contract, as contemplated by this Agreement, including this Section 1.5(c). Once any such consent, waiver, authorization or novation is obtained or notice is properly made in form and substance reasonably acceptable to Purchaser, Seller will assign such Assigned Contract to Purchaser at no additional cost to Purchaser. Any expenses incurred by Seller, and any reasonable expenses incurred by Purchaser, in connection with the arrangements contemplated by this Section 1.5(c) will be borne by Seller.

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(d)             For purposes of this Section 1.5, it will be reasonable for Purchaser not to accept the form and substance of any consent, waiver, authorization, novation or notice if it: (i) changes or modifies, in any material respect, any Assigned Contract; (ii) results in any cost to Purchaser; or (iii) makes any representations concerning, or attempts to impose any conditions on, Purchaser (other than the obligation to pay or perform the obligations expressly set forth in such Assigned Contract to the extent such obligations constitute Assumed Liabilities).

Section 1.6               Employee and Independent Contractor Matters.

(a)             Seller agrees to use its reasonable efforts to assist Purchaser in its efforts to employ any employees of Seller and engage any independent contractors of Seller. Any employees of Seller who accept an offer of employment with Purchaser, execute all documents required by Purchaser to be executed in connection therewith and begin employment with Purchaser are referred to herein collectively as the “Hired Employees.”

(b)             Purchaser will have no obligation to offer employment to, and will have no Liability to, any employee of Seller, including any employee who, on the Closing Date, is not actively employed by Seller or is on job-protected leave, military service leave or layoff (whether or not with recall rights), or whose employment has been terminated (voluntarily or involuntarily) or who has retired prior to the Closing Date. Seller will bear all responsibility for, and related costs associated with the termination of its employees, including complying with the federal Workers Adjustment and Retraining Notification Act (“WARN”) and similar Laws. Seller will not provide any notice to employees pursuant to WARN or similar Laws without prior approval by Purchaser.

(c)             Prior to the Closing, Seller will terminate, effective no later than as of the close of business on the Business Day immediately preceding the Closing Date, all employees and independent contractors of Seller who have not been made any offer of employment or engagement with Purchaser or declined employment or engagement with Purchaser. Simultaneously with such termination, Seller will pay each such terminated employee and each such terminated independent contractors all accrued wages, salaries, and fees, accrued vacation, accrued sick and personal time, if any, and all other amounts due from Seller to such employees and independent contractors, and termination or severance pay in accordance with any contract or Law.

(d)             Nothing contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby will confer upon any Hired Employee or any other present or former employee of Seller any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, any Related Agreement or any other document contemplated hereby or thereby, including any right to employment or continued employment or to any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of Purchaser, nor will anything contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby constitute a limitation on or restriction against the right of Purchaser to amend, modify or terminate any such plan, policy or arrangement or compensation, benefits or other terms or conditions of employment.

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(e)             Seller will be liable for all Liabilities of Seller with respect to the employees and independent contractors of Seller (including all Hired Employees) arising or accruing on or prior to the Closing Date and including any employment and payroll Taxes imposed with respect to any payments of compensation to employees and independent contractors arising in connection with the transactions contemplated by this Agreement, regardless of whether arising on or before the Closing, and Purchaser will be and become liable for all employment-related Liabilities of the Hired Employees and all Liabilities with respect to independent contractors, in each case, first arising after the Closing Date.

ARTICLE II.
PURCHASE PRICE AND RELATED MATTERS

Section 2.1               Purchase Price.

(a)             The aggregate purchase price for the Purchased Assets (the “Purchase Price”) will consist of the assumption by Purchaser of the Assumed Liabilities as set forth in Section 1.3 and the payment, in the form set forth herein, by Purchaser to Seller or such other Persons as set forth herein, of an amount equal to (i) $6,800,000.00, minus (iv) the Closing Operating Cash Amount.

(b)             Interest will not accrue on, and no interest will be payable in respect of, any amount payable pursuant to this Article II.

Section 2.2               Payment of Purchase Price; Payment of Seller Closing Debt, Unpaid Seller Transaction Expenses.

(a)             At least three (3) Business Days prior to the Closing Date, Seller will deliver to Purchaser a statement (the “Pre-Closing Statement”), prepared in accordance with the Accounting Principles, setting forth in reasonable detail Seller’s good faith estimate of (i) a balance sheet of Seller as of the close of business on the Business Day immediately preceding the Closing Date and (ii) the Purchase Price (the “Closing Purchase Price”). Purchaser may submit any objections in writing to Seller until 5:00 p.m. Mountain Time on the Business Day prior to the anticipated Closing Date and Seller and Purchaser will cooperate in good faith with one another to revise the Closing Purchase Price to reflect the mutual agreement of Seller and Purchaser. Seller will make its financial records reasonably available to Purchaser and its accountants and other representatives at reasonable times during the review by Purchaser of the calculation of the Closing Purchase Price.

(b)             Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, at the Closing, Parent will pay or cause to be paid to Seller by wire transfer of immediately available funds to a bank account or accounts designated in writing by Seller at least three (3) Business Days prior to such date an amount (the “Closing Cash”) equal to (i) the Closing Consideration, minus (ii) an amount equal to (A) the number of shares of the Closing Stock Payment multiplied by (B) the Per Parent Share Price.

(c)             Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, at the Closing, Parent will issue to the Members, according to the Member Percentages and as a distribution on behalf of Seller, a number of shares of Parent Common Stock, rounded up to the nearest whole share, equal to (i) (A) eighty percent (80%) multiplied by (B) the Closing Consideration divided by (ii) the Per Parent Share Price (the “Closing Stock Payment”).

(d)             Within ten (10) Business Days following the Holdback Release Date, Parent will pay or cause to be paid to the Members, according to the Member Percentages and as a distribution on behalf of Seller, by wire transfer of immediately available funds to a bank account or accounts designated in writing by the Members at least three (3) Business Days prior to such date an amount equal to (i) the amount (the “Holdback Cash”) that results from (A) the Holdback Consideration, minus (B) the amount that results from multiplying the number of Holdback Shares by the Per Parent Share Price, minus (ii) the amount, if any, of Holdback Cash which was used to satisfy any obligations pursuant to Article VII. Any amount of Holdback Cash that is the subject of a dispute on the Holdback Release Date will continue to be Holdback Cash and will not be released to Seller until such dispute is finally resolved, as set forth in Section 7.1(c).

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(e)             Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, at the Closing, Parent will issue to the Members, according to the Member Percentages and as a distribution on behalf of Seller, a number of shares of Parent Common Stock, rounded up to the nearest whole share, equal to (i) (A) eighty percent (80%) multiplied by (B) the Holdback Consideration divided by (ii) the Per Parent Share Price (the “Holdback Shares”, and, together with the Closing Stock Payment, the “Stock Consideration”). Within ten (10) Business Days following the Holdback Release Date, Parent will release to the Members the certificates representing the Holdback Shares that were not cancelled by Parent to satisfy any obligations pursuant to Article VII. Any Holdback Shares which are the subject of a dispute on the Holdback Release Date will continue to be Holdback Shares and certificates representing any such shares will not be released to the Members until such dispute is finally resolved, as set forth in Section 7.1(c). All Holdback Shares will be the Members’ property unless they are canceled to satisfy any obligations pursuant to Article VII. The Members will be entitled to the benefits of ownership of the Holdback Shares, regardless of whether they have been released to the Members.

(f)             On or prior to the Closing Date, Seller will pay the amounts of Seller Closing Debt and unpaid Seller Transaction Expenses to be paid at the Closing by wire transfer of immediately available funds to the Persons entitled thereto and provide evidence of such payments to Purchaser promptly thereafter.

(g)            Each issuance of Parent Common Stock to the Members pursuant to this Agreement will be deemed to be an issuance of such Parent Common Stock to Seller, immediately followed by Seller’s distribution of such Parent Common Stock to the Members pursuant to Section 368(a)(2)(G)(i) of the Code.

Section 2.3              Tax Withholding. Purchaser will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any other Tax Law, or such amounts as Purchaser reasonably determines should be withheld in order to comply with any applicable remittance requirements, with respect to the making of such payment. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to Seller or such other Person in respect of whom such withholding was made.

Section 2.4              Legend. Seller acknowledges and agrees that the certificates representing the Stock Consideration may contain a legend in form acceptable to Purchaser, including the following legend:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A FINRA REGISTERED BROKER/DEALER OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF (A) THE ARTICLES OF INCORPORATION OF THE CORPORATION, AS AMENDED FROM TIME TO TIME, AND (B) THE BYLAWS OF THE CORPORATION, AS AMENDED FROM TIME TO TIME, TO ALL OF WHICH TERMS AND PROVISIONS THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, ASSENTS.

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP PROVISION IN AN ASSET PURCHASE AGREEMENT BETWEEN THE CORPORATION AND THE STOCKHOLDER LISTED ON THE FACE HEREOF, AS AMENDED FROM TIME TO TIME. SUCH LOCK-UP PROVISION INCLUDES CONDITIONS AND OTHER RESTRICTIONS UPON THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE INCLUDING, WITHOUT LIMITATION, AFFIRMATIVE STEPS REQUIRED TO BE UNDERTAKEN BY ANY POTENTIAL TRANSFEREE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AS A CONDITION TO SUCH TRANSFER. ANY PURPORTED TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF SUCH LOCK-UP PROVISION IS VOID AB INITIO.

COPIES OF SUCH DOCUMENTS ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND ARE MADE A PART HEREOF AS THOUGH FULLY SET FORTH ON THIS CERTIFICATE.

ARTICLE III.
CLOSING; CLOSING CONDITIONS AND DELIVERIES

Section 3.1              Closing. The closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) will take place by email (in portable document format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, on the fourth (4th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 3.2 and Section 3.3 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as mutually agreed upon by the Parties (the “Closing Date”).

Section 3.2              Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Purchaser, in Purchaser’s sole discretion:

(a)             All of the representations and warranties made by Seller and the Members in this Agreement must be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided however that, with respect to subpart (ii) of this Section 3.2(a), such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) and the Fundamental Representations must be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Sections 4.1 and 4.2.

(b)             Seller and the Members must have performed and complied in all material respects with all of their respective covenants, obligations and agreements in this Agreement to be performed and complied with at or before the Closing.

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(c)             No Legal Proceeding will be pending or threatened with respect to Seller, the Members or the Business in which an unfavorable Order would: (i) prevent or materially impair the consummation of any of the transactions contemplated by this Agreement or any Related Agreement; or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

(d)            As of the close of business on the Business Day immediately prior to the Closing, Seller will have levels of inventory at the Leased Real Property that are equal to or greater than the levels of inventory set forth on Exhibit B attached hereto (the “Minimum Closing Inventory Levels”).

(e)             Seller must have delivered to Purchaser or have caused to be delivered to Purchaser each of the following documents at or before the Closing:

(i)                a certificate of a duly authorized officer of Seller, dated as of the Closing Date and executed by such officer, to the effect that, as to Seller, each of the conditions specified in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(e) are satisfied in all respects (the “Seller Closing Certificate”);

(ii)              a certificate of each Member, dated as of the Closing Date and executed by such Member, to the effect that, as to such Member and Seller, each of the conditions specified in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(e) are satisfied in all respects (each, a “Member Closing Certificate”);

(iii)             a Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit C (each, a “Bill of Sale”), transferring to Purchaser good and valid title in and to the Purchased Assets free and clear of all Encumbrances, duly executed by Seller;

(iv)             evidence satisfactory to Purchaser of the consent or approval of, and the giving of all notices to, those Persons whose consent or approval is required, or who are entitled to notice, in connection with Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, including the consents of and notices to the Persons listed on Section 4.1(b) of the Disclosure Schedule;

(v)              an Intellectual Property Assignment Agreement, in substantially the form attached hereto as Exhibit D (the “Intellectual Property Assignment Agreement”), assigning to Purchaser all Seller IP, duly executed by Seller;

(vi)              the customer and supplier lists and related data included in the Purchased Assets, and books, files and other records of Seller related to the Purchased Assets and the Business;

(vii)            duly completed and executed IRS Forms W-9 from Seller and any other Person receiving any payments from Purchaser pursuant to this Agreement;

(viii)           certificate from the Colorado Department of Revenue showing that Seller has no outstanding Colorado Tax Liabilities;

(ix)              evidence reasonably satisfactory to Purchaser of release of all Encumbrances on the Purchased Assets;

(x)               a payoff letter from each lender of the Seller Closing Debt or other holder of any Encumbrance with respect to the Purchased Assets contemplated to be repaid on the Closing Date in customary form, reasonably acceptable to Purchaser, including that all Encumbrances on the properties or assets of Seller, including any Purchased Asset, with respect to Seller Closing Debt will automatically be released upon the satisfaction of the conditions in such letter (each, a “Payoff Letter”);

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(xi)              a certificate of a duly authorized officer of Seller, dated the Closing Date and executed by such officer, certifying (A) that attached thereto are true, correct and complete copies of Seller’s governing documents, as are then in full force and effect, (B) that attached thereto are true, complete and correct copies of the resolutions of the board of directors and the members of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein, as are then in full force and effect, (C) that attached thereto are good standing certificates, dated as of a recent date prior to the Closing Date, from the Governmental Authority of the jurisdiction of Seller’s incorporation or organization and each other jurisdiction in which Seller is qualified to do business, (D) as to the incumbency and signatures of the officers or other authorized persons of Seller who have signed or will sign this Agreement or any of the Related Agreements, and (E) all amounts due to Seller’s employees pursuant to Section 1.6(c) have been paid in full;

(xii)            an Employment Agreement, by and between Parent (or one of its subsidiaries) and John Sakun, in substantially the form attached hereto as Exhibit E (the “Employment Agreement”), duly executed by John Sakun;

(xiii)            a Lock-Up Agreement, in a form satisfactory to Purchaser (the “Lock-Up Agreement”), duly executed by each Member; and

(xiv)            such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements, or as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated herein.

(f)              There will not have occurred any Material Adverse Effect.

(g)             The parties will have received the local authority approval and MED Approval, which local authority approval and MED Approval is in effect as of the Closing.

(h)             The transactions contemplated by the Agreement of Purchase and Sale between SCG Holding, LLC, a Colorado limited liability company, and BWR L.L.C., a Colorado limited liability company (the “Real Property Purchase Agreement”) will have closed.

Section 3.3             Conditions to Obligations of Seller and the Members to Close. The obligations of Seller and the Members to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Seller, in its sole discretion:

(a)             All of the representations and warranties made by Purchaser and Parent in this Agreement must be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided however that, with respect to subpart (ii) of this Section 3.3(a), such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) must be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Section 4.3.

(b)             Purchaser and Parent must have performed and complied in all material respects with all of its covenants, obligations and agreements under this Agreement to be performed or complied with on or before the Closing.

(c)             No Legal Proceeding will be pending or threatened with respect to Purchaser or Parent in which an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

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(d)             Purchaser or Parent, as applicable, will have delivered to Seller each of the following at or before the Closing:

(i)                a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date and executed by such officer, to the effect that, as to Purchaser, each of the conditions specified above in Section 3.3(a), Section 3.3(b) and Section 3.3(c) are satisfied in all respects (the “Purchaser Closing Certificate”);

(ii)               a certificate of a duly authorized officer of Parent, dated as of the Closing Date and executed by such officer, to the effect that, as to Parent and Purchaser, each of the conditions specified above in Section 3.3(a), Section 3.3(b) and Section 3.3(c) are satisfied in all respects (the “Parent Closing Certificate”);

(iii)             the Bill of Sale, duly executed by Purchaser;

(iv)             the Employment Agreement, duly executed by Parent (or one of its subsidiaries);

(v)              the Intellectual Property Assignment Agreement, duly executed by Purchaser; and

(vi)              such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements, or as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated herein.

(e)             The parties will have received the local authority approval and MED Approval, which local authority approval and MED Approval is in effect as of the Closing.

(f)              The transactions contemplated by the Real Property Purchase Agreement will have closed.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1              Representations and Warranties Regarding Seller. Except as set forth on the disclosure schedule attached hereto (the “Disclosure Schedule”) (it being understood and agreed that each disclosure set forth in the Disclosure Schedule will qualify or modify each of the representations and warranties set forth in this Section 4.1 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), Seller and each Member hereby, jointly and severally, represent and warrant to Purchaser and Parent, as of the date hereof and as of the Closing Date, as follows:

(a)             Organization; Standing and Power; Capitalization. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado. Seller has full limited liability company power and authority to (i) own and operate its assets, properties and business, (ii) carry on its business as presently conducted, (iii) execute, deliver and perform this Agreement and all Related Agreements to which Seller is, or at the Closing will be, a party, and (iv) consummate the transactions contemplated by this Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of the properties or assets of the Business or the conduct of the Business requires such qualification. Seller does not directly or indirectly own any equity or similar interest in any Person. Seller has not violated, and is not in violation of, any of the provisions of Seller’s governing documents. The Members own one hundred percent (100%) of the issued and outstanding equity securities of Seller.

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(b)             Authorization and Non-Contravention.

(i)                The execution, delivery and performance of this Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company or other action on the part of Seller. Without limiting the generality of the foregoing, the board of directors, managers, managing members or other governing body of Seller and the Members have each duly authorized the execution, delivery and performance by Seller of this Agreement and each Related Agreement to which Seller is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party each constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

(ii)               Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (A) constitute a breach, violation or infringement of Seller’s governing documents, (B) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which Seller, the Business or any of Seller’s assets or properties (including any Purchased Asset) is subject, (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which Seller is a party or by which Seller is bound or by which the Business or any of Seller’s assets or properties (including any Purchased Asset) is bound or affected, (D) result in the creation or imposition of any Encumbrance upon any of Seller’s assets or properties (including any Purchased Asset), or (E) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract, except (1) with respect to subsections (B), (C) and (E) as would not materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement, and (2) with respect to subsection (E), for any such Permit, approval, license, certificate, consent, waiver, authorization, novation or notice that will have been obtained or made prior to the Closing, each of which is listed on Section 4.1(b) of the Disclosure Schedule.

(c)             Litigation; Compliance with Laws.

(i)               There is no, and has not been any Legal Proceeding pending, or to Seller’s Knowledge, threatened against Seller to which Seller is or was a party or concerning any of the assets or properties of Seller or the Business, and, to Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such Legal Proceeding. Seller is not, and has not been, subject to any Order, and there is no, and has not been any, Order against any of Seller’s members, officers, directors, managers or employees (in each case, in its, his or her capacity as such) that could prevent, enjoin or alter or delay any of the transactions contemplated hereunder or under any Related Agreement. Seller has at all times complied with and is in compliance with all Orders and Laws (except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws). None of the execution or delivery of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or by any Related Agreement will in any way impair the Business as a result of order cancellations, refusals to deal or any similar adverse effects. Seller is not subject to, or a party to, any certificate of formation or organization, limited liability company or operating agreement, Encumbrance, Permit or Contract that would prevent the continued operation of the Business after the Closing on substantially the same basis as operated by Seller prior to the Closing, or which would restrict the ability of Purchaser to acquire any property or conduct business in any area.

(ii)               At all times, Seller has complied with, and is currently in compliance with (i) all MED rules, including emergency rules, and industry bulletins as they are released, (ii) all applicable U.S. state and local Laws governing or pertaining to cannabis (including marijuana, hemp, and derivatives thereof, including CBD), and (iii) all U.S. federal Law regarding cannabis except to the extent that the U.S. federal Law conflicts with applicable U.S. state and local Laws.

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(d)             Financial Statements; Undisclosed Liabilities. Seller has delivered to Purchaser true, complete and correct copies of the unaudited balance sheets and statements of income of Seller as of and for the twelve (12)-month period ended on December 31, 2020 (the “Financial Statements”). The Financial Statements (including the notes thereto) (A) were prepared in accordance with the Historical Financial Principles, consistently applied, (B) were prepared in accordance with, and are consistent with, the books and records of Seller (which books and records are true, complete and correct in all material respects) and (C) fairly present, in all material respects, the assets, liabilities and financial condition of Seller as of their respective dates and the results of operations of Seller for the respective periods covered thereby. Seller does not have any Liability (and there is no reasonable basis for any present or future Legal Proceeding against Seller giving rise to any Liability), except for any Liability (w) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (x) listed on Section 4.1(d) of the Disclosure Schedule, (y) that has arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or other violation of Law) or (z) expressly created pursuant to this Agreement or any Related Agreement. Section 4.1(d) of the Disclosure Schedule lists all Indebtedness of Seller outstanding on the date hereof. Seller has implemented and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purpose in accordance with the Historical Financial Principles.

(e)             Absence of Certain Changes. Since December 31, 2020, (i) Seller has not suffered a Material Adverse Effect, (ii) Seller has operated the Business only in the Ordinary Course of Business and (iii) there has not been any change in any accounting (or tax accounting) principle, policy, practice or procedure of Seller, or any change in the method of applying such principle, policy, practice or procedure.

(f)              Assets. Seller has good and valid title to, a valid leasehold interest in or a valid license to use, all of the Purchased Assets (including each property and asset used in the Business, located on Seller’s premises, shown on the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet), free and clear of all Encumbrances other than Permitted Encumbrances, all of which Permitted Encumbrances are set forth on Section 4.1(f) of the Disclosure Schedule. Each Purchased Asset that is tangible personal property is free from material defects, patent and latent, has been maintained in accordance with good industry practice, is in good operating condition and repair, subject to normal wear and tear, and is suitable and sufficient for the purposes for which it is used, held for use and currently intended to be used. The Purchased Assets constitute all of the properties and assets necessary to operate the Business in substantially the same manner as conducted by Seller during the twelve (12) months immediately preceding the date hereof or as currently proposed to be conducted and as required by applicable Law. To Seller’s Knowledge, there are no facts or conditions affecting any of the Purchased Assets that would reasonably be expected, individually or in the aggregate, to interfere with the current use or operation of such properties and assets.

(g)             Real Property.

(i)               Seller does not own and has never owned any real property (including any ownership interest in any buildings or structures and improvements located thereon). Seller is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

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(ii)               Section 4.1(g)(ii) of the Disclosure Schedule sets forth a true, complete and correct list of all Contracts pursuant to which Seller leases, subleases, licenses, uses, operates or occupies or has the right to lease, sublease, license, use, operate or occupy, now or in the future, any real property (each, whether written, oral or otherwise, being a “Real Property Lease” and any real property, land, buildings and other improvements covered by the Real Property Lease being “Leased Real Property”), and for each such Real Property Lease, the address of the Leased Real Property that is the subject of such Real Property Lease. Seller has not assigned, transferred or pledged any interest in any Real Property Lease. There are no leases, subleases, licenses or other agreements granting to any Person other than Seller any right of use or occupancy of any portion of the Leased Real Property. All of the land, buildings, structures and other improvements used by Seller are included in the Leased Real Property. Seller has not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant with respect to any of the Leased Real Properties or to purchase any of the Leased Real Property. Seller has good and marketable leasehold title to each parcel of Leased Real Property, in each case, free of all Encumbrances.

(iii)             Seller has not received any written notice of any violation of Laws with respect to any Real Property Lease or any Leased Real Property. There are no pending or, to Seller’s Knowledge, threatened or contemplated Legal Proceedings regarding condemnation or other eminent domain Legal Proceedings affecting any Leased Real Property or any negotiations regarding or sale or other disposition of any Leased Real Property in lieu of condemnation, or other Legal Proceedings relating to any parcel of the Leased Real Property or any portion thereof that would reasonably be expected to be material to Seller.

(h)            Products; Product Warranty and Liability. All Products have conformed in all material respects with all applicable Contracts and all applicable express and implied warranties, all regulations, certification standards and other requirements of any applicable Governmental Authority or third party, and Seller has no Liability for replacement, repair or reperformance thereof or other damages in connection therewith. There are no defects in the design or technology embodied in any Products that impair or are likely to impair the intended use of such Products. All Products are subject to standard terms and conditions of sale, license, lease or delivery (the “Standard Product Terms”), true, complete and correct copies of which have been delivered to Purchaser and contain all applicable guaranty, warranty and indemnity provisions. No Product is subject to any guaranty, warranty or other indemnity beyond the applicable Standard Product Terms. Seller has no Liability for any injury to individuals or damage to property as a result of the ownership, lease, license, delivery, possession, sale, distribution, resale or use of any Product.

(i)              Environmental, Health and Safety Matters.

(i)               Seller and its predecessors and Affiliates have complied and are in compliance in all material respects with all Environmental, Health and Safety Requirements. Neither Seller nor any Affiliate of Seller has received any notice, report or other information regarding any actual or alleged violation or breach of any Environmental, Health and Safety Requirement or any investigatory, remedial or corrective Liabilities. Seller has furnished to Purchaser all environmental audits, reports and other environmental documents relating to Seller’s past and current properties, facilities and operations.

(ii)              None of the following exists at any property or facility operated by Seller in connection with the Business: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or disposal areas. Neither Seller nor any predecessor or Affiliate of Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, investigative costs, response costs, cleanup costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees pursuant to any Environmental, Health and Safety Requirements. Seller has not assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

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(iii)             Neither this Agreement nor any Related Agreement, nor the consummation of the transactions contemplated herein or therein, would reasonably be expected to result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(j)              Intellectual Property.

(i)               Seller solely and exclusively owns all right, title and interest in and to the Owned IP. All Seller IP is free and clear of any Encumbrances. Seller lawfully owns, or otherwise has sufficient rights to, all Seller IP; and, the Seller IP is all the Intellectual Property that is required to conduct the Business in the manner in which it is currently being conducted and as currently proposed to be conducted. All Owned IP is fully transferable, alienable and licensable by Seller without restriction and without payment of any kind to any third party and without approval of any third party. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the loss or impairment of the Seller IP, or give rise to any right of any Person to terminate any rights under any Inbound License or exercise any new or additional rights under any of the Seller IP. Each item of Seller IP owned or exploited by Seller prior to the Closing will be owned or available for exploitation by Purchaser on identical terms and conditions after the Closing.

(ii)              Seller, the Products (including the use thereof), the Seller IP and the conduct of the Business do not interfere with, infringe, misappropriate, or violate any Intellectual Property of any Person (and have not previously done so). There is no past, pending or, to Seller’s Knowledge, threatened Legal Proceeding involving any Seller IP, Product or the conduct of the Business or alleging that any of the foregoing infringes, misappropriates or otherwise violates the rights of any Person or, any facts or circumstances that might reasonably serve as the basis for any such Legal Proceeding. Seller has not received any notice that Seller must license or refrain from using any Intellectual Property or any offer by any other Person to license any Intellectual Property to Seller. To Seller’s Knowledge, no Person has interfered with, infringed upon, misappropriated, or violated Seller IP.

(iii)             Section 4.1(j)(iii) of the Disclosure Schedule accurately identifies: (A) each item of Registered IP (and for each such item, the full legal name of the owner of record, the jurisdiction in which it exists, the application or registration number, and the date of application, registration or issuance, as applicable, and all upcoming due dates and filing deadlines up to and including the date that is twelve (12) months after the date hereof), and (B) all domain names owned or used by Seller (and for each such item the full legal name of the owner of record and the expiration date) and social media accounts, mobile applications and telephone, telecopy and email addresses and listings which relate to, or are used or held for use in connection with, the Business. All Registered IP is (1) in full force and effect, (2) valid, subsisting and enforceable and (3) has been obtained and maintained in compliance with all Laws.

(iv)             Section 4.1(j)(iv) of the Disclosure Schedule accurately identifies each: (A) Inbound License (excluding commercially available, off-the-shelf Inbound Licenses for executable software with an acquisition cost of less than $500); (B) Outbound License; and (C) each other Contract to which Seller or any of its assets or rights are bound relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to or under Intellectual Property. All IP Licenses are valid, binding and enforceable on all parties thereto; and, there exists no event or condition that violates or breaches or will result in a violation or breach of, or otherwise constitutes (with or without due notice or lapse of time or both) a default by any party thereunder; and Seller has not received notice of any such breach, default or violation.

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(v)               Seller has: (A) taken all reasonable measures to protect and preserve its rights in the Seller IP and the confidentiality of all Trade Secrets contained therein; and (B) only disclosed any Trade Secrets (including, in each case, any information that would have been a Trade Secret but for any failure of Company to act in a manner consistent with this Section 4.1(j)(v)) owned or held by it pursuant to the terms of a written Contract that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets. Neither Seller, nor any other Person has disclosed, delivered or licensed to any Person (other than an employee of Seller), or agreed to disclose, deliver or license to any Person (other than an employee of Seller), any of the Formula and Specifications.

(vi)              Each current and former employee, officer, consultant and contractor of Seller who is developing or has developed (alone or with others) any Intellectual Property for Seller has either: (A) transferred ownership of such Intellectual Property to Seller by operation of Law; or, (B) executed a written and enforceable Contract that irrevocably assigns to Seller, without an obligation of additional payment, all right, title and interest in and to any such Intellectual Property. True, complete, and correct copies of any such Contracts have been made available to Purchaser.

(vii)            All of the computer firmware, computer hardware, and computer software (whether general or special purpose) and other similar or related items of automated, computerized, or software system(s), networks, interfaces, platforms or applications used or relied upon by Seller (collectively “Systems”): (A) are in good working order; (B) function in material accordance with all specifications and any other descriptions under which they were supplied; (C) to the Seller’s Knowledge, are free of any material defects, bugs and errors, (D) do not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of any software, data or other materials (“Contaminants”); and (E) are sufficient for the existing needs of Seller. Seller has taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are free from Contaminants. The Systems have not suffered any failures, errors or breakdowns within the past twenty-four (24) months that have caused any substantial disruption or interruption in the operation of the business of Seller.

(viii)          All Products: (A) have conformed with all applicable Contracts and all applicable express and implied warranties; and (B) are free from contamination or defects. No Person has provided any notice, made any claim, or commenced any Legal Proceeding regarding any actual, or alleged violation of, or failure of any Product to comply with, any Contract, applicable express and implied warranties, or other duty of Seller; and, to the Seller’s Knowledge, there is no reasonable basis for any such, claim or Legal Proceeding.

(ix)              Seller has: (A) complied in all respects with its published privacy policies, terms of use, and internal policies, and all applicable Laws and Contracts relating to PCI compliance, data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personally Identifiable Information or any other information or data held, owned or controlled by Seller (collectively “Information”); and (B) taken sufficient measures to ensure that the Information is protected against loss, damage, and unauthorized access, use, modification, disclosure, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, disclosure or other misuse of any Information. No Person has provided any notice, made any claim, or commenced any Legal Proceeding with respect to any loss, damage, or unauthorized access, use, modification, disclosure or other misuse of any Information; and, there is no reasonable basis for any such notice, claim or Legal Proceeding. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements do not violate any privacy policy, terms of use, Contract or applicable Laws relating to the use, dissemination or transfer of any Information.

(k)             Insurance.

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(i)                Section 4.1(k)(i) of the Disclosure Schedule lists the following information with respect to each insurance policy to which Seller is a party or under which any of its assets or properties, the Business, or any of its current or former employees, officers, directors or managers (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each, an “Insurance Policy”): (A) the title of the policy for such Insurance Policy; (B) the policy number and the period of coverage for such Insurance Policy; (C) the name of the insurer, the name of the policyholder and the name of each covered insured for such Insurance Policy; (D) an accurate description of all retroactive premium adjustments and other loss sharing arrangements; and (E) all claims made on such Insurance Policy since January 1, 2017, indicating whether such claims have been paid or denied or are still pending.

(ii)              Section 4.1(k)(ii) of the Disclosure Schedule lists all self-insurance arrangements affecting Seller. With respect to each Insurance Policy: (A) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect and all premiums due and payable to date thereunder have been paid; (B) neither Seller nor, to Seller’s Knowledge, any other party to such Insurance Policy is, or has been, in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (C) no event has occurred that (with or without the passage of time or giving of notice) would reasonably be expected to constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Insurance Policies provide coverage of the type and in the amounts customarily carried by Persons conducting businesses or owning properties and assets similar to those of Seller.

(l)              Employees.

(i)                Seller has delivered to Purchaser a true, complete and correct list of Seller’s employees, contractors and consultants, their job title, date of hire or engagement, status as active or on leave (including type of leave), current base salary or pay, current classification status as an exempt or non-exempt employee, visa status (including type of visa), if applicable, accrued and unused vacation time and earned or eligible to be earned commission, bonus or any other compensation (if applicable). To Seller’s Knowledge, no employee, contractor or consultant of Seller plans to terminate employment or engagement with Seller in the near future (except in order to commence employment with Purchaser in connection with the transactions contemplated by this Agreement), and no employee, contractor or consultant has voluntarily or involuntarily terminated employment or engagement with Seller in the past ninety (90) days. Seller is not and has not been a party to, and is not bound by, any collective bargaining agreement, and Seller has not experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining or other labor dispute since January 1, 2016 arising from or relating to Seller’s employees that provide or have provided services to the Business. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to Seller’s employees. Seller has not received notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Law relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the United States and has in its files a Form I-9 that is validly and properly completed in accordance with Law for each employee with respect to whom such form is required under Law.

(ii)               To Seller’s Knowledge, no current or former employee or independent contractor of Seller is in violation of any term of any Contract with respect to employment, services, invention assignment, patent disclosure, or non-competition, non-solicitation or any other restrictive covenant to either Seller or to a former employer or other Person relating to the right (or the scope of the right) of any such employee or independent contractor to be employed or engaged by Seller or another employer or other Person because of the nature of the business conducted by Seller or another employer or other Person or to the use of trade secrets or proprietary information of others. Seller has not received any notice alleging that any such violation has occurred.

(iii)             Seller is and has been at all times in compliance with all applicable employment standards, human rights legislation and all other Laws respecting employment, discrimination, harassment or retaliation in employment, pay equity, withholdings, terms and conditions of employment, pay rates, termination of employment, wages, hours, overtime pay, unemployment compensation benefits, worker’s compensation, vacation, disability, leave, occupational safety and health, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification of employees, consultants and independent contractors, and has not engaged in any unfair labor practice. All current and former employees of Seller have been properly classified as exempt or nonexempt under the Fair Labor Standards Act and all other applicable Laws.

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(iv)              There are no claims, charges, complaints, grievances, disciplinary matters or controversies pending or, to the Seller’s Knowledge, threatened between Seller and any of its current or former employees, consultants, independent contractors or applicants, including any such charges, complaints, grievances, disciplinary matters or controversies that have resulted or could reasonably be expected to result in a Legal Proceeding. Seller has not received notice from any Governmental Authority responsible for the enforcement of labor or employment Laws indicating that it has asserted, or intends to assert, claims or to conduct an investigation with respect to the Business, no such investigation is in progress, and, to the Seller’s Knowledge, no Governmental Authority intends to or has threatened to conduct such investigation.

(v)                Except as set forth on Section 4.1(l)(v) of the Disclosure Schedule, no Person has any agreement with Seller under which that Person acts or is engaged, or in the last twelve (12) months has acted or been engaged, as an independent contractor, consultant, or in a similar capacity for the Business whether on a full-time or a part-time or retainer basis or otherwise.

(m)            Employee Benefits.

(i)                Section 4.1(m)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Employee Benefit Plans. Seller has provided to Purchaser, with respect to each Employee Benefit Plan (to the extent applicable thereto), true, correct and complete copies of: (A) the current plan document and all amendments thereto or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan; (B) the last three annual reports (e.g., Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan; (C) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Employee Benefit Plan; (D) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Employee Benefit Plan; and (E) all non-routine correspondence since January 1, 2018 to or from any Governmental Authority relating to such Employee Benefit Plan.

(ii)              With respect to each Employee Benefit Plan: (A) such Employee Benefit Plan is, and at all times since inception has been, established, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code (and the regulations and rulings issued thereunder); (B) none of Seller, any ERISA Affiliate or any other Person has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law; (C) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code; and (D) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Employee Benefit Plan have been paid on or before their respective due dates and within the applicable time period prescribed by ERISA, if any, or, if not yet due, have been accrued on the Most Recent Balance Sheet.

(iii)             Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, which determination letter takes into account all Laws for which such a determination letter may be sought by such Employee Benefit Plan, or (B) utilizes a prototype or volume submitter plan document that is the subject of a current, unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan and upon which Seller and such Employee Benefit Plan are entitled, under applicable IRS guidance, to rely. Nothing has occurred, or could reasonably be expected to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust.

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(iv)             There are no actions, suits or claims (other than routine claims for benefits) pending or, to Seller’s Knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and, to Seller’s Knowledge, no such action is contemplated or under consideration by any Governmental Authority.

(v)              Neither Seller nor any ERISA Affiliate sponsors, maintains, participates in or contributes to or has ever sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to), or has or could have any Liability (including any contingent Liability) under or with respect to: (A) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is (or, at any time, was) subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (B) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (C) any multiple employer plan within the meaning of Section 210(a), 4063 or 4064 of ERISA or Section 413(c) of the Code; (D) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; (E) any self-funded (or self-insured) health plan; or (F) any employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement covering employees outside of the United States or subject to the Laws of any jurisdiction other than the United States.

(vi)             Each Employee Benefit Plan that is subject to COBRA has been administered, at all times since inception, in compliance with such requirements. None of the Employee Benefit Plans provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of Seller or any ERISA Affiliate (or to any other Person) after his or her retirement or other termination of employment or service, and no Seller or ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee (or to any other Person) that such benefits would be provided, except to the extent required by COBRA (and at the sole expense of the covered individual).

(vii)            Seller and each ERISA Affiliate is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder (collectively, the “Health Care Reform Laws”), including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code; and none of Seller, any ERISA Affiliate or any Employee Benefit Plan has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject Seller, any ERISA Affiliate or any Employee Benefit Plan to) any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or under any other provision of the Health Care Reform Law.

(viii)           Each Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan). None of the transactions contemplated by this Agreement, or any other agreement referred to in this Agreement or to be entered into in connection with this Agreement, will constitute or result in a violation of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code (or otherwise violate Section 409A of the Code). Neither Seller nor any ERISA Affiliate has any agreement or obligation to indemnify, reimburse, “gross-up” or otherwise compensate any individual for any Taxes or interest imposed on such individual pursuant to Section 409A of the Code.

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(ix)              Section 4.1(m)(ix) of the Disclosure Schedule sets forth a true, correct and complete list of all individuals who are (or will be) “M&A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a), with respect to the transactions contemplated by this Agreement (each such individual, an “M&A Qualified Beneficiary”), together with (A) the last known address for each such individual, (B) the type of “qualifying event” (as defined in Section 4980B(f)(3) of the Code) for each such individual and the date on which each such qualifying event occurred or will occur, (C) the date on which notice of such qualifying event was provided to each such individual (as required by Section 4980B(f)(6)(D) of the Code), (D) the date on which each such individual lost or will lose coverage under the Company’s group health plans as a result of such qualifying event (absent an election to continue coverage under COBRA), (E) the date on which each such individual elected continuation coverage under the Company’s group health plans pursuant to COBRA (or, with respect to any such individual who has not yet elected such continuation coverage, the date on which such individual’s election period will expire), (F) a description of the continuation coverage elected (or entitled to be elected) by each such individual, and (G) all other information that may be necessary for Purchaser to provide COBRA continuation coverage under Purchaser’s group health plans to such individuals should Purchaser determine that it is required to do so.

(x)               Neither the execution of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with another occurrence or event) will: (A) result in or accelerate the time of payment or vesting of, or trigger any funding of benefits under, any Employee Benefit Plan or otherwise; or (B) entitle any current or former employee, officer or director of Seller to any payment or increase in compensation or benefits under any Employee Benefit Plan or otherwise.

(n)             Permits. Seller has maintained, in full force and effect, and has complied with, all Permits and has filed all registrations, reports and other documents that, in each case, are necessary or required for the operations of Seller and the conduct of the Business as currently operated, or the ownership, lease, use or operation of its assets or properties of the Business. Section 4.1(n) of the Disclosure Schedule lists all such Permits. There is no Legal Proceeding pending or Order outstanding or, to Seller’s Knowledge, threatened against Seller that would reasonably be expected to adversely affect any such Permit, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such Permits being suspended or revoked or otherwise lapsing prematurely. Such Permits will be assigned to Purchaser at the Closing and will continue to be in full force and effect following the Closing until the expiration of such Permits in accordance with their respective terms.

(o)             Contracts and Commitments.

(i)               Section 4.1(o)(i) of the Disclosure Schedule lists each of the following Contracts (including all modifications and amendments thereto) to which Seller is a party or by which any of its assets or properties is bound (each such Contract listed or required to be listed, a “Material Contract”):

(A)              any Real Property Lease;

(B)              any Contract (or group of related Contracts) for the lease or license of personal property (including Intellectual Property) to or from any Person;

(C)              agreements or series of related agreements with customers or distributors involving aggregate payments to Seller in excess of $25,000 in any twelve (12) month period;

(D)              any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property (including Intellectual Property) or for the furnishing or receipt of services involving aggregate payments by Seller in excess of $25,000 in any twelve (12) month period;

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(E)               any Contract concerning a partnership or joint venture;

(F)               any Contract (or group of related Contracts) under which Seller has created, incurred, assumed or guaranteed any Indebtedness, or under which Seller has imposed or become subject to any Encumbrance on any of its assets, tangible or intangible;

(G)              any Contract concerning non-disclosure, confidentiality, non-competition or non-solicitation;

(H)              any Contract between Seller, the Members or any of Seller’s other Affiliates;

(I)                any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance, change of control or other material plan or arrangement for the benefit of the current or former officers, directors, managers, employees or independent contractors of Seller;

(J)                any collective bargaining agreement;

(K)               any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis or that provides for severance benefits;

(L)                any Contract under which Seller has advanced or loaned any amount to any of Seller’s officers, directors, managers or employees;

(M)              any Contract under which Seller has made any advance or loan to any other Person;

(N)               any settlement, conciliation, or similar Contract; and

(O)               any agreement that (i) limits the freedom of Seller to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation provision) or that would so limit the freedom of Purchaser or its Affiliates after the Closing, (ii) contains exclusivity obligations or restrictions binding on Seller or that would be binding on Purchaser or any of its Affiliates after the Closing or (iii) contains most favored nations provisions binding on the Business.

(ii)               Seller has delivered to Purchaser a true, complete and correct copy of each Material Contract and a written summary setting forth the material terms and conditions of each oral Material Contract. With respect to each such Contract: (A) such Contract is legal, valid, binding, enforceable and in full force and effect; (B) Seller is not, and to Seller’s Knowledge, no other party is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration under such Contract; and (C) no party has repudiated any provision of such Contract or threatened to terminate such Contract.

(p)             Restrictions on Business Activities. Seller is not a party to or bound by any Contract or Order that (i) prohibits or limits, or would reasonably be expected to prohibit or limit, any acquisition or transfer of Seller’s assets or properties or the conduct of the Business by Seller or, following the Closing, the conduct of the Business by Purchaser, as currently conducted and as currently proposed to be conducted, (ii) limits the right of Seller to engage or compete in any line of business or to compete with any Person, (iii) grants to any Person any exclusive rights, (iv) provides “most favored nation” or similar rights to any Person, or (v) otherwise adversely affects or would reasonably be expected to adversely affect the right of Seller or Purchaser to use, market, import, sell, distribute, manufacture or otherwise exploit any Products or Seller IP or to purchase or otherwise obtain any Software, services, components, parts or subassemblies.

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(q)             Tax Matters.

(i)               Seller has properly prepared and timely filed all Tax Returns that were required to be filed by it, and no extensions are currently in effect. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by Seller were duly and timely paid in full, whether or not shown as due on a Tax Return.

(ii)               There is no Legal Proceeding with respect to Taxes of Seller (or with respect to its assets, income, or operations) in progress, pending, or threatened or contemplated. No deficiencies for any Tax have been finally decided against or with respect to Seller or any of its assets which have not been fully settled and paid.

(iii)             Seller has complied with all Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any other applicable Laws) and has, within the time and in the manner prescribed by Law, withheld and paid over to the applicable Governmental Authority all amounts required to be so withheld and paid over under all Laws. All Taxes required to have been collected and paid on the sale of products or taxable services by Seller (whether or not denominated as sales or use taxes) have been properly and timely collected and paid in the relevant jurisdictions, and/or all sales tax exemption certificates or other proof of the exempt nature of sales of such products and services have been properly collected and submitted to the appropriate Governmental Authorities.

(iv)              Seller (A) does not have in effect any waiver of any statute of limitations regarding Taxes, (B) has not agreed to any extension of time regarding the assessment of any Tax deficiency or collection of any Taxes, and (C) has not received a claim from any Governmental Authority in a jurisdiction with respect to which Seller does not file any Tax Return that Seller is or may be subject to taxation by such jurisdiction.

(v)               There are no Encumbrances for Taxes upon any of the Purchased Assets, other than Permitted Encumbrances, all of which are listed in Section 4.1(q)(v) of the Disclosure Schedule. No event has occurred that, with the passage of time or the giving of notice or both, will or could reasonably be expected to result in an Encumbrance for Taxes upon any of the Purchased Assets or any Liability whatever in respect of such Taxes to Purchaser.

(vi)              All persons performing services for Seller who are classified and treated as independent contractors, consultants or in a similar capacity qualify as independent contractors and not as employees under Law.

(vii)            Seller is not a party to, is not bound by, and does not have any Liability under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar Contract. Seller has no Liability for Taxes of any Person (other than Seller) under any Law, as a transferee or successor, by Contract or otherwise. Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return or any comparable group under state or local Law.

(viii)          Seller is not obligated to make, and will have no obligation to make as a result of the execution, delivery, and performance of this Agreement or any Related Agreement, any parachute payments as such term is defined in Section 280G of the Code, and is not a party to any agreement that is reasonably likely to obligate it, or any successor in interest, to make any parachute payments under Section 280G of the Code. Seller has no agreement or obligation to indemnify, reimburse, “gross-up” or otherwise compensate any individual for any Taxes or interest imposed on such individual pursuant to Section 4999 of the Code.

(ix)              For federal and applicable state and local income Tax purposes, since January 1, 2019, Seller has been properly classified and treated (A) as an association taxable as a corporation in accordance with Treasury Regulations Section 301.7701-3 and applicable state and local Laws and (B) as an S corporation within the meaning of Sections 1361 and 1362 of the Code and applicable state and local Laws, and will continue to be so treated until the Closing.

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(r)             Customers and Suppliers. Section 4.1(r) of the Disclosure Schedule sets forth an accurate list of each Material Customer and Material Supplier. No Material Supplier or Material Customer has: (i) declined to renew, materially amended, canceled or otherwise terminated, or communicated any threat to Seller to decline to renew, materially amend, cancel or otherwise terminate, its relationship with Seller, (ii) limited or decreased, or threatened to limit or decrease, materially its services or supplies to Seller in the case of any such Material Supplier, or (iii) limited or decreased, or threatened to decrease, materially its usage or purchase of any Products or services in the case of any such Material Customer. To Seller’s Knowledge, no Material Supplier or Material Customer intends to cancel or otherwise terminate its relationship with Seller or to decrease materially its services or supplies to Seller or its usage or purchase of Products.

(s)             Interested Party Transactions. Seller is not indebted to any equityholder, officer, director, manager, employee, consultant or Affiliate of Seller or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses), and no such Person is indebted to Seller. No such Person owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than three percent of the equity of any such entity), or is an equityholder, officer, director, manager, employee or consultant of any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of the Business or conducts a business similar to the Business. No equityholder, officer, director, manager, employee, consultant or Affiliate of Seller or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing: (i) owns or holds, directly or indirectly, in whole or in part, any interest of any kind in Seller IP or (ii) has any material interest in any other property or asset used in or relating to the Business.

(t)              Propriety of Past Payments. No unrecorded fund or asset of Seller has been established for any purpose. No accumulation or use of company funds of Seller has been made without being properly accounted for in the books and records of Seller. No payment has been made by or on behalf of Seller with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment. Neither Seller, nor any officer, director, manager, employee or agent of Seller or other Person associated with or acting for or on behalf of Seller, has, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) influence an act or decision of any Governmental Authority (including a decision not to act); (ii) induce such a Person to use his or her influence to affect any Governmental Authority’s act or decision; (iii) obtain favorable treatment for Seller or any Affiliate of Seller in securing business; (iv) pay for favorable treatment for business secured for Seller or any Affiliate of Seller; (v) obtain special concessions (or for special concessions already obtained); or (vi) otherwise benefit Seller in violation of any Law (including the United States Foreign Corrupt Practices Act). Neither Seller, nor any officer, director, manager, employee, agent or other Person acting on behalf of Seller, has (A) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (B) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. No officer, director, manager, employee, agent or other Person acting on behalf of Seller is a government official, a political party or a candidate for political office. Seller does not have any undisclosed sub-agents, sub-contractors, or other third parties acting on its behalf. None of Seller, any Member, or any officer, director, manager, employee, consultant, agent or other Person acting on behalf of Seller has been convicted of or pleaded guilty to an offense involving fraud, corruption, or moral turpitude in any jurisdiction.

(u)             Accounts Receivable. All Accounts Receivable represent valid obligations of each obligor thereof arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim or right of set off under any Contract with any obligor of any Account Receivable regarding the amount or validity of such Account Receivable.

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(v)             Books and Records; Operating Cash. The books and records of Seller accurately and fairly reflect, in all material respects, the assets and liabilities of Seller.

(w)            Brokers. Except as set forth in Section 4.1(w) of the Disclosure Schedule, neither Seller nor any Person acting on Seller’s behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller or any of its Affiliates is or may become liable.

Section 4.2              Representations and Warranties Regarding Members. Except as set forth on the Disclosure Schedule (it being understood and agreed that each disclosure set forth in the Disclosure Schedule will qualify or modify each of the representations and warranties set forth in this Section 4.2 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), each Member hereby represents and warrants to Purchaser and Parent, as of the date hereof and as of the Closing Date, as follows:

(a)             Capacity and Power. Such Member, has the capacity and right to execute, deliver and perform this Agreement and each of the Related Agreements to which such Member is a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party. No spousal or similar consent (whether related to joint ownership, community property or otherwise) is, or at the Closing will be, required in connection with the execution, delivery and performance by such Member of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

(b)             Authorization and Non-Contravention.

(i)                This Agreement and the Related Agreements to which such Member is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of such Member, enforceable against the such Member in accordance with its terms.

(ii)              Such Member’s execution, delivery and performance of this Agreement and the Related Agreements to which such Member is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby or thereby, does not and will not (A) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which such Member or any of such Member’s assets or properties is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which such Member is a party or by which such Member is bound or by which any of such Member’s assets or properties is bound or affected, (C) result in the creation or imposition of an Encumbrance upon any of Seller’s assets or properties (including any Purchased Asset), or (D) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract.

(c)             Parent Common Stock. In connection with the issuance of the Parent Common Stock to the Members as a distribution on behalf of Seller as contemplated by this Agreement, each Member hereby represents and warrants as follows:

(i)                Such Member is acquiring the Parent Common Stock for investment for such Member’s own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended and in effect from time to time, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”). Such Member does not have a present intention of selling, granting any participation in, or otherwise distributing the Parent Common Stock. Such Member does not have any Contract with any Person to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the Parent Common Stock.

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(ii)               At no time was such Member presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Parent Common Stock by Purchaser, Parent or their agents or Affiliates.

(iii)             Such Member is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(iv)             Such Member has been furnished with, and has had access to, such information as such Member considers necessary or appropriate in connection with the acquisition of the Parent Common Stock, and such Member has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the delivery of the Parent Common Stock.

(v)              Such Member has knowledge and experience in financial and business matters and acknowledges he is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect his own interests in connection with this transaction, and is financially capable of bearing a total loss of the Parent Common Stock.

(vi)             Such Member is fully aware of: (i) the highly speculative nature of the Parent Common Stock; (ii) the financial hazards involved; (iii) the lack of liquidity of the Parent Common Stock; and (iv) the Tax consequences of issuing the Parent Common Stock.

(vii)            Such Member understands that the Parent Common Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exclusion from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s and the Members’ representations and warranties as expressed herein. Such Member understands that the Parent Common Stock constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Member must hold the Parent Common Stock indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Member acknowledges that Purchaser has no obligation to register or qualify the Parent Common Stock for resale. Such Member further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale, the holding period for the Parent Common Stock, and on requirements relating to Purchaser which are outside of the Member’s control. Such Member is aware of the provisions of Rule 144 promulgated under the Securities Act.

(d)             Brokers. Neither such Member nor any Person acting on his or her behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller, the Members, Purchaser, Parent or any of their respective Affiliates is or may become liable.

Section 4.3             Purchaser and Parent Representations and Warranties. Purchaser and Parent severally, and not jointly and severally, hereby represent and warrant to Seller and the Members, as of the date hereof and as of the Closing Date, as follows:

(a)             Organization; Standing and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Each of Purchaser and Parent has full corporate or limited liability company, as applicable, power and authority to (i) own and operate its assets, properties and business, (ii) carry on its business as presently conducted, (iii) execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party, and (iv) consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party. Purchaser and Parent are each duly qualified to do business and in good standing in Colorado. Parent owns one hundred percent (100%) of the issued and outstanding equity securities of Purchaser.

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(b)             Authorization and Non-Contravention.

(i)                The execution, delivery and performance of this Agreement and the Related Agreements to which either of Purchaser or Parent is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of Purchaser or Parent, as applicable. This Agreement and the Related Agreements to which Purchaser is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. This Agreement and the Related Agreements to which Parent is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of Parent, enforceable in accordance with its terms.

(ii)               Each of Purchaser’s and Parent’s execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser or Parent is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby does not and will not (A) constitute a breach, violation or infringement of such Person’s governing documents, (B) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which such Person or any of its assets or properties is subject, (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which such Person is a party or by which such Person is bound or by which any of such Person’s assets or properties is bound or affected, (D) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any other Person, including any Governmental Authority or any party to any Contract to which Purchaser or Parent, as applicable, is a party, except, with respect to subsections (B), (C) and (D) as would not materially and adversely affect Purchaser’s or Parent’s, as applicable, ability to consummate the transactions contemplated by this Agreement.

(c)             Litigation; Compliance with Laws.

(i)                There is no Legal Proceeding pending, or to Parent’s or Purchaser’s knowledge, threatened against Parent or Purchaser to which Parent or Purchaser is a party or concerning any of their respective assets or properties, and, to Parent’s or Purchaser’s knowledge, there are no facts or circumstances which could form the basis for any such Legal Proceeding. Neither Parent nor Purchaser is, and neither has been, subject to any Order, and there is no, and has not been any, Order against any of Parent’s or Purchaser’s shareholders, members, officers, directors, managers or employees (in each case, in its, his or her capacity as such) that could prevent, enjoin or alter or delay any of the transactions contemplated hereunder or under any Related Agreement.

(ii)               Each of Parent and its subsidiaries has (a) all Permits necessary to carry on its business as described in the Parent SEC Documents and (b) complied with all Laws, regulations and orders applicable to it and its business.

(d)             SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all reports required to be filed or furnished by it pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act during the preceding twelve (12) months (the “Parent SEC Documents”). Parent is in compliance in all material respects with the applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.

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(e)             Financial Statements. Parent’s financial statements set forth in the Parent SEC Documents filed since December 1, 2018 comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial condition of Parent and its consolidated subsidiaries as of the date(s) indicated and the results of their respective operations and the changes in their respective cash flows for the periods specified; such financial statements have been prepared in conformity with accounting principles applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed in the financial statement footnotes, and the supporting schedules included or incorporated by reference in Parent SEC Documents present fairly the information required to be stated therein.

(f)             Brokers. Neither Purchaser, Parent nor any Person acting on either of their behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller, the Members, Purchaser, Parent or any of their respective Affiliates is or may become liable.

(g)             Parent Common Stock. The Stock Consideration will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable and all required filings have been made. The common stock of Parent is registered pursuant to Section 12(b) or 12(g) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Parent has taken no action designed to terminate the registration of the common stock of Parent under the Exchange Act.

(h)            Capitalization of Parent. As of April 30, 2021, the only authorized shares of capital stock of Parent are 268,500,000 shares of Parent Common Stock, including aggregate shares of common stock authorized pursuant to Parent’s 2017 Equity Incentive Plan, (i) 42,331,595 shares of which are issued and outstanding (excluding shares held in treasury) and (ii) 202,414,128 shares of which are reserved for issuance (including in respect of outstanding Parent securities that are convertible into Parent Common Stock, including options to purchase common stock pursuant to Parent’s 2017 Equity Incentive Plan).

(i)              Source of Funds. Parent is financing the payment of the Closing Cash and Holdback Cash through cash and cash equivalents immediately available to Parent, which, on the Closing Date, will be sufficient to consummate the transactions contemplated by this Agreement and any Related Agreement upon the terms contemplated by them and to pay all related fees and expenses. Parent has no reason to believe that it will be unable to satisfy this Section 4.3(i) at Closing.

(j)              Solvency. Assuming the accuracy of Seller’s and each Member’s representations and warranties in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement and any Related Agreement, Parent will be solvent and able to pay its debts as they become due. No obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Parent.

ARTICLE V.
Pre-closing COVENANTS

The Parties agree as follows with respect to the period between the date of this Agreement and the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms:

Section 5.1             General. Each of the Parties will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements (including satisfaction of the Closing conditions set forth in Sections 3.2 and 3.3) in a prompt and expeditious manner; provided however that nothing in this Agreement requires, or will be construed to require, Purchaser to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Authority or other Person that would impose any material obligation on Purchaser) that would result in any restriction with respect to any properties, assets, business or operations of Purchaser or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to, at or following the Closing.

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Section 5.2             Notices and Consents. Seller will give all notices to Governmental Authorities and other Persons and use reasonable efforts to obtain, in writing, without penalty or condition which is adverse to Purchaser, all consents, Permits, approvals, licenses, certificates, covenants, waivers, authorizations or novations required in connection with the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transfer and assignment to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities as expeditiously as possible. Seller will provide Purchaser complete copies of all letters, applications or other documents prior to their submission to or promptly after receipt from any Governmental Authority or other Person with respect to each consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation, and will afford Purchaser the opportunity to comment on any letter, application and other document to be submitted reasonably in advance of the anticipated time of submission. Seller will inform Purchaser of the content of any oral submission reasonably in advance of an anticipated oral communication with any Governmental Authority and afford Purchaser the opportunity to comment on any such oral submission. Seller will promptly and regularly advise Purchaser concerning the status of each consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation, including any difficulties or delays experienced in obtaining and any conditions required for such consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation. Seller will not permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with Purchaser in advance and, to the extent permitted by such Governmental Authority, gives Purchaser the opportunity to attend and participate thereat. Purchaser and Parent will cooperate in good faith with Seller to enable Seller to satisfy its obligations in this Section. Neither Seller nor Purchaser will: (a) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or the Related Agreements without the prior written consent of the other; or (b) take any other action that would be reasonably likely to prevent or materially delay the receipt of any such consent, approval, waiver, authorization, notice or novation.

Section 5.3              Operation and Preservation of Business. Without the prior written consent of Purchaser (which will not be unreasonably withheld or delayed), Seller will not, and the Members will cause Seller to not, engage in any practice, take any action or enter into any transaction outside of the Ordinary Course of Business, except for any action expressly specified in this Agreement. Without the prior written consent of Purchaser, Seller will not, and the Members will cause Seller to not, engage in any practice, take or fail to take any action or enter into any Contract or transaction that could reasonably be expected to cause the representations and warranties of Seller and the Members contained herein to be untrue at any time between the date hereof and the Closing. Seller will conduct, and the Members will cause Seller to conduct, the Business in the Ordinary Course of Business and in compliance in all material respects with all Laws, and will keep the Business and its assets and properties, including Seller’s present operations, physical facilities, working conditions, insurance policies, goodwill and relationships with lessors, licensors, suppliers, customers, employees and other business relations substantially intact. Without limiting the generality of the foregoing, Seller will not, and the Members will cause Seller not to, without the prior written consent of Purchaser (which will not be unreasonably withheld or delayed), take any of the following actions:

(a)    amend, extend or terminate any Material Contract or enter into any Contract, which if entered into prior to the date hereof, would be a Material Contract;

(b)    incur any Indebtedness other than in the Ordinary Course of Business;

(c)    dispose of or encumber any assets of Seller in the Ordinary Course of Business;

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(d)    increase any compensation or benefits of any employees or independent contractors of Seller or establish any new compensation or benefit plan;

(e)    hire, retain, engage or terminate any employee or independent contractor or make any other material personnel changes;

(f)     accelerate any accounts receivable, delay or postpone any capital expenditure or the payment of Accounts Payable or other Liabilities, or change, in any material respect, Seller’s practices in connection with the making of capital expenditures or the payment of Accounts Payable;

(g)    grant any Person any license of or other right to Intellectual Property other than non-exclusive licenses of Products granted in the Ordinary Course of Business;

(h)    except as required as a result of a change in Law or GAAP after the date hereof, change any of the financial accounting principles or practices of Seller;

(i)     commence or settle any Legal Proceeding;

(j)     issue any equity interests or debt securities or repurchase or cancel any equity interests or debt securities of Seller;

(k)    declare, set aside, or pay any non-cash dividend or make any non-cash distribution with respect to any equity securities of Seller or enter into any Contract with any of the Members;

(l)     take any action that would reasonably be expected to result in a Material Adverse Effect;

(m)  (i) change or make any Tax election, (ii) adopt or change any Tax accounting methods, (iii) amend a Tax Return, (iv) agree to any claims for Tax adjustments or assessments, or (v) settle any Tax claim, audit or assessment; or

(n)    agree or commit to take any of the actions described in clauses (a) through (m) above.

Section 5.4              Access. The Parties agree that Purchaser and its authorized agents and representatives will have the right, upon reasonable advance written notice, which must be not less than three (3) Business Days, to (a) inspect and audit Seller’s books and records other than Attorney Records (including records of account data, financial data, operating data, Tax records, records of corporate proceedings, Contracts, trademarks, Patent application files, governmental consents, personnel records, environmental records and site assessments and other business activities and matters relating to the transactions contemplated hereunder), (b) access Seller’s facilities, including the right of physical access for purposes of walk-through inspections of Seller’s real property (including all Leased Real Property) and assets located thereon, environmental assessments (including soil sampling), surveying and such other activities as Purchaser may elect in its sole discretion (c) access Seller’s facilities (including all Leased Real Property) for purposes of evaluating Seller’s level of inventory; and (d) consult with Seller’s officers, directors, managers, employees, attorneys, auditors and accountants concerning customary due diligence matters. Such access will be at reasonable times and in a manner not to unreasonably interfere with the normal business operations of Seller.

Section 5.5               Notice of Developments.

(a)                Seller and the Members will give prompt written notice to Purchaser of any event, occurrence or development causing, or allegation by a third party which, if true, would cause, or which would reasonably be expected to cause, (a) a breach or inaccuracy of any of the representations and warranties in Section 4.1 or 4.2, (b) any breach or nonperformance of or noncompliance with any covenant or agreement of Seller or the Members in this Agreement or any Related Agreement, (c) the failure of any condition set forth in Section 3.2, (d) any material damage to or loss or destruction of any properties or assets owned or leased by Seller (whether or not insured) or (e) the occurrence or, to Seller’s Knowledge, threatened occurrence of any event or condition which resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

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(b)                From time to time before the Closing, Seller will have the right (but not the obligation) to supplement or amend the Disclosure Schedule with respect to any matter arising after the date of this Agreement (each a “Schedule Supplement”). Parent may, within ten (10) Business Days after it receives a Schedule Supplement, (i) terminate this Agreement, or (ii) accept the Schedule Supplement and take no further action. If Parent accepts the Schedule Supplement or, if Parent does not terminate this Agreement within ten (10) Business Days after receiving the Schedule Supplement, then (A) the Schedule Supplement will be deemed to modify the applicable representation or warranty to which it relates; (B) the Schedule Supplement will be deemed to have cured any inaccuracy in or breach of any representation or warranty set forth in this Agreement to which the Schedule Supplement relates for, and only for, purposes of Seller’s and the Members’ indemnification obligations pursuant to Section 7.1(b)(i) (except in the case of Fraud, knowing or intentional misrepresentation or breach or willful misconduct) and determining whether or not the conditions set forth in Section 3.2(a) have been satisfied; and (C) Parent will be deemed to have irrevocably waived (and will not have) any right to terminate this Agreement or right to indemnification, under Section 8.1 with respect to the matter disclosed in the Schedule Supplement. For the avoidance of doubt, Seller’s and the Members’ indemnification obligations other than those pursuant to Section 7.1(b)(i) that may be modified pursuant to this Section 5.5(b), including indemnification obligations with respect to Excluded Assets and Excluded Liabilities, will not be modified in any way by any Schedule Supplement.

Section 5.6               Exclusivity. From the date of this Agreement until the earlier of the termination of this Agreement and the Closing, neither Seller nor any Member will, and each will cause each of such Person’s respective officers, employees, directors, managers, members, partners, equityholders, advisors, representatives, agents and Affiliates not to, (a) directly or indirectly solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or could reasonably be expected to lead to, any acquisition or purchase of a substantial portion of the assets, equity interests or other securities of Seller or any tender offer or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, re-capitalization, spin-off, liquidation, dissolution or similar transaction involving Seller, or any other transaction, the consummation of which would or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Related Agreement (any of the foregoing, an “Alternate Transaction Proposal”) or agree to or endorse any Alternate Transaction Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding any Alternate Transaction Proposal, or furnish to any other Person any information with respect to the business or assets of Seller in connection with an Alternate Transaction Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller will, and the Members will cause Seller to, promptly notify Purchaser in the event that Seller, any Member or any of their respective officers, directors, managers, employees, securityholders, advisors, representatives and agents receives any unsolicited indication of interest or proposal regarding an Alternate Transaction Proposal, including the identity of the Person indicating such interest or making such Alternate Transaction Proposal and a copy thereof.

Section 5.7               Termination of Certain Agreements. Upon the effectiveness of this Agreement, the Contracts set forth on Schedule 5.7 are hereby terminated and of no further force or effect in all respects.

Section 5.8              Confidential Information. The Parties will maintain the confidentiality of this transaction and the information and materials relating to this transaction, including, without limitation, all information attained by any Party’s due diligence efforts and each of the Parties will keep confidential all information, documents and materials relating to the Business which remain in his, her or its possession; provided that the restrictions set forth in this Section 5.8 will terminate upon the Closing with respect to Parent, Purchaser and their Affiliates. The provisions of this Section 5.8 will not apply to any such information, documents or material that (a) is known generally to the public other than by reason of a breach of this Section 5.8, (b) was known to a party prior to the date first written above without an obligation of confidentiality, or (c) that any party is required to disclose under applicable legal requirement. The Parties acknowledge and agree that in the event of a breach or alleged breach the provisions of this Section 5.8, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach or alleged breach, the non-breaching party, its Affiliates, and their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof, in each case, without the requirement of posting a bond or proving actual damages.

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ARTICLE VI.
ADDITIONAL COVENANTS

Section 6.1               Further Assurances. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby (including with respect to any Tax matters as provided in Section 6.4), each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor under Article VII). From and after the Closing, Purchaser will be entitled to possession of all of the following to the extent that they are not Excluded Assets: documents, minute books, ownership ledgers, books, records (including Tax records), Contracts and financial data of any sort relating to the Business.

Section 6.2               Restrictive Covenants.

(a)             From and after the Closing, Seller and the Members will, and will instruct their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents to, (a) treat and hold as confidential and proprietary all information concerning the Purchased Assets, the Assumed Liabilities, the Business, Purchaser and its Affiliates (including Parent) and the business and affairs of Purchaser and Parent that is not generally available to the public as of the Closing (provided that any information generally available to the public as a result of Seller’s or any Member’s breach of this Section 6.2(a) or the Confidentiality Agreement will not be deemed to be generally available to the public hereunder) (collectively, the “Purchaser Confidential Information”), (b) refrain from using any Purchaser Confidential Information except as otherwise expressly contemplated by this Agreement and (c) promptly deliver to Purchaser or destroy, at the election of Purchaser, all tangible embodiments (and all copies) of any Purchaser Confidential Information that are in the possession or under the reasonable control of Seller, any Member or any of their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives or agents. In the event that Seller or any Member (or any of their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents) is requested or required (pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Purchaser Confidential Information, such Person will promptly notify Purchaser of the request or requirement so that Purchaser or Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2(a). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Member (or such other Person) is, on the advice of counsel, compelled to disclose any Purchaser Confidential Information to any tribunal, Seller or any Member (or such other Person), as applicable, may disclose that portion of Purchaser Confidential Information that is required to be disclosed to the tribunal; provided however that the disclosing Person will use such Person’s reasonable efforts to obtain, at the reasonable request and sole cost and expense of Purchaser or Parent, an order or other assurance that confidential treatment will be accorded to such portion of Purchaser Confidential Information required to be disclosed as Purchaser or Parent will designate. The existence and terms of this Agreement and the Related Agreements will be deemed Purchaser Confidential Information. Nothing in this Section 6.2(a) will limit the ability of Seller or any Member to use Purchaser Confidential Information in the course of exercising or satisfying any of their rights, remedies, or obligations under this Agreement or any Related Agreement.

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(b)             As a material inducement to Purchaser to enter into and perform its obligations under this Agreement, Seller and each Member agrees that, from the Closing Date through the three (3) year anniversary of the Closing Date (the “Non-Compete Restricted Period”), Seller and each Member will not, and will cause their respective controlled Affiliates not to, directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, become employed by, or in any other manner engage in the Business (other than as an owner, officer, director, manager, employee, partner, agent, or representative or Purchaser, Parent, or any of their Affiliates) or any business that competes directly with the Business within the State of Colorado. Nothing herein will prohibit any such Person from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, so long as Seller or such Member has no active participation in the business of such corporation.

(c)             As a material inducement to Purchaser to enter into and perform its obligations under this Agreement, from the Closing Date through the two (2)-year anniversary of the Closing Date (the “Non-Solicit Restricted Period”), Seller and each Member (i) will not, and will cause their respective controlled Affiliates not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Purchaser or its Affiliates (or any successor to the Business); provided however that this Section 6.2(c) will not prohibit any such Person from (A) conducting any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by Purchaser or its Affiliates (or any successor to the Business), or (B) participating in job fairs, career fairs or similar recruiting events; and (ii) will not induce or attempt to induce any customer or other business relation of the Business into any business relationship that might materially harm Purchaser or its Affiliates or the Business.

(d)            As a material inducement to Purchaser to enter into and perform its obligations under this Agreement, from and after the Closing, Seller and each Member will not, and will cause their respective controlled Affiliates not to, directly or indirectly denigrate or disparage Purchaser or its Affiliates and their respective equityholders, managers, directors, officers, employees, independent contracts or representatives or the Business. Nothing in this Section will prevent or limit Seller or any Member from making factually correct statements or enforcing any of their respective rights or remedies under this Agreement or any Related Agreement.

(e)             Seller and each Member acknowledges and agrees that in the event of a breach or alleged breach by such Person of any of the provisions of this Section 6.2, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach or alleged breach, Purchaser, its Affiliates and their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Non-Compete Restricted Period or Non-Solicit Restricted Period, as applicable, by a period equal to (A) the length of the violation of this Section 6.2 plus (B) the length of any court proceedings necessary to stop such violation), in each case, without the requirement of posting a bond or proving actual damages.

Section 6.3              Customer and Supplier Inquiries; Accounts Receivable. From and after the Closing, Seller will refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Purchased Assets, the Assumed Liabilities or the conduct or operations of the Business after the Closing. Seller will promptly remit to Purchaser all payments and invoices received after the Closing that relate to the Purchased Assets, the Assumed Liabilities or, other than with respect to the Excluded Assets or the Excluded Liabilities, the conduct or operations of the Business. Purchaser will have the right and authority to collect for its own account all Accounts Receivable and other items that are included in the Purchased Assets and to endorse with the name of Seller any checks or drafts received with respect to any such Accounts Receivable or other items.

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Section 6.4               Tax Matters.

(a)              Purchaser and Seller will each timely prepare and file such Tax Returns as may be, respectively, required of them in connection with all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred in connection with or as a result of the sale and transfer of the Purchased Assets and the Assumed Liabilities hereunder (“Transfer Taxes”) in accordance with the form of the transaction contemplated hereunder or as may otherwise be required by any Governmental Authority; provided however that the cost of all such Transfer Taxes will be borne by Seller.

(b)             Any property or similar ad valorem Taxes attributable to the Purchased Assets that are payable for a Tax period that includes (but does not end on) the Closing Date will be pro-rated, and such Taxes will be allocated between Seller and Purchaser based upon the total amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, with Seller responsible for those allocable to the period prior to and ending on the Closing Date and Purchaser responsible for those allocable to the period on or after the Closing Date. Seller and Purchaser will cooperate with one another with respect to the payment of any such Taxes and the filings of reports or returns with respect thereto.

(c)             Seller will transfer to Purchaser any records relating to withholding and payment of income and unemployment Taxes (federal, state and local) and FICA and FUTA Taxes and any and all state unemployment payment reserves and/or charge history with respect to wages paid to Hired Employees for the calendar year in which the Closing occurs (including Forms W-4 and Employee’s Withholding Allowance Certificates). Purchaser and Seller will adopt the “standard procedure” for preparing and filing Forms W-2, as described in IRS Revenue Procedure 2004-53. Seller will provide to Purchaser records relating to FICA and FUTA Taxes for the year of the Closing so that Purchaser may apply the “successor employer” rule with respect thereto.

(d)             Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other action in respect of Taxes. Any information obtained under this Section 6.4(d) will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other action in respect of Taxes.

(e)             The Parties intend for federal income tax purposes that the transactions contemplated by this Agreement will qualify as a reorganization under Section 368(a)(1)(C) of the Code, and hereby adopt this Agreement as the “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. Purchaser makes no representations or warranties to Seller or to any Member regarding the Tax treatment of the purchase of assets under this Agreement, or any of the Tax consequences to Seller or any Member of this Agreement, the purchase of assets under this Agreement, or any of the other transactions or agreements contemplated by this Agreement. Seller acknowledges that Seller and the Members are relying solely on their own Tax advisors in connection with this Agreement, the purchase of assets under this Agreement, and the other transactions and agreements contemplated by this Agreement.

Section 6.5              Name Change. Within five (5) Business Days after the Closing Date, Seller will (a) cause its name to be changed to a name that does not include any Restricted Words and (b) deliver to Purchaser a true, complete and correct copy of the filings with the applicable Governmental Authorities showing that each such name change has occurred.

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Section 6.6              COBRA. At all times before and after the Closing, Seller and the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will cooperate with Purchaser as necessary (and will promptly provide such information as is necessary or as is reasonably requested by Purchaser) to enable Purchaser to provide continuation coverage under COBRA to the M&A Qualified Beneficiaries, to the extent Purchaser determines it or any of its Affiliates is required by COBRA to do so. By way of example, and not limitation, Seller and each member of the Selling Group will provide Purchaser with the information listed in Section 4.1(m)(ix) of the Disclosure Schedule for each M&A Qualified Beneficiary not identified on Section 4.1(m)(ix) of the Disclosure Schedule as far in advance of the occurrence of such M&A Qualified Beneficiary’s qualifying event as possible and, in any event, no later than the day after the occurrence of such qualifying event, and Seller or another member of the Selling Group will promptly notify Purchaser if Seller and the members of the Selling Group terminate all of their group health plans. If Purchaser determines that it or any of its Affiliates is obligated to provide continuation coverage under COBRA to the M&A Qualified Beneficiaries, Seller will reimburse Purchaser and its Affiliates for any and all costs, expenses and Liabilities that Purchaser and its Affiliates incur in providing such coverage to the M&A Qualified Beneficiaries, which, for the avoidance of doubt, will constitute Excluded Liabilities under this Agreement.

Section 6.7              Release of Claims. Effective as of the Closing, except with respect to (a) any claim to enforce the terms of or any breach of this Agreement or any Related Agreement (including the right to receive payment under this Agreement) and (b) if (and only if) Member is an officer, member or director of Seller, any rights, if any, with respect to any directors’ and officers’ liability insurance policy (collectively, the “Unreleased Claims”), (i) each Member, on behalf of such Member and such Member’s predecessors, successors, assigns, next-of-kin, representatives, administrators, executors, trusts, agents, and any other Person claiming by, through or under any of the foregoing and (ii) Seller, on behalf of Seller and Seller’s predecessors, successors, assigns, next-of-kin, representatives, administrators, executors, trusts, agents and any other Person claiming by, through or under any of the foregoing (collectively, the “Releasors”), unconditionally and irrevocably waives, releases and forever discharges Purchaser and Parent and each of their respective Affiliates and each of their respective officers, managers, directors, equityholders, financing sources, advisors, consultants and representatives and any predecessors, successors or assigns of any of the foregoing (each, a “Released Person”), from any past, present or future dispute, claim, controversy, demand, right, obligation, Liability, action or cause of action of any kind or nature, whether unknown, unsuspected or undisclosed, related to any matters, causes, conditions, acts, conduct, claims, circumstances or events arising out of or related to the Business (collectively, the “Released Liabilities”), and none of any Member, Seller or any other Releasor will seek to recover any amounts in connection therewith or thereunder from any Released Person. Each Member and Seller represents on such Member’s or Seller’s own behalf and on behalf of its Releasors that none of such Releasors has asserted any claim against any Released Person for indemnification or otherwise and that none of such Releasors is aware of any claim by any of such Releasors (nor of any fact, circumstance or event that forms or would form the basis for any such claim) other than Unreleased Claims or claims that are waived, released and forever discharged under this Section 6.7. Each Member and Seller is aware that such Member or Seller, as applicable, and any of its Releasors may hereafter discover claims or facts in addition to or different from those that such Member or Seller or any of its Releasors now know or believe to be true with respect to the matters released herein, but that, except for the Unreleased Claims, it is the intention of such Member, Seller and their respective Releasors to fully and finally release all Released Liabilities and Liabilities of any nature related thereto that do exist, may exist or heretofore have existed. Each Member and Seller irrevocably covenants, and irrevocably covenants to cause its Releasors, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Released Person, based upon any matter released under this Section 6.7 (which expressly exclude the Unreleased Claims). Each Member and Seller represents and warrants on such Member’s or Seller’s, as applicable, own behalf and on behalf of its respective Releasors to the Released Persons that none of any such Member, Seller, or any of their respective Releasors has assigned or transferred or purported to assign or transfer to any Person all or any portion of, or any interest in any Released Liability or any Legal Proceeding or Liability that is or that purports to be released or discharged under this Section 6.7. Without in any way limiting any of the rights and remedies otherwise available to any Released Person, each Member and Seller on such Member’s or Seller’s, as applicable, own behalf and on behalf of its respective Releasors, will indemnify, defend and hold harmless each Released Person from and against all Liabilities, whether or not involving Third-Party Claims, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to, or in any way incidental to the occurrence of the assertion by or on such Member’s or Seller’s own behalf or on behalf of any of its respective Releasors of any claim or other matter purported to be released under this Section 6.7.

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Section 6.8              Preservation and Transition of Product. Seller and each Member will, until the earlier of termination of this Agreement or the Closing, use its reasonable efforts to maintain and preserve all products associated with the Business in a good and saleable condition, including being non-expired and free from mildew, fungus, rot, spoilage and agricultural neglect. Sellers will use reasonable efforts to maintain at least substantially similar levels of inventory of flower, trim, concentrate and edibles at the Leased Real Property as Seller has maintained over the previous twelve (12) months prior to the date hereof, alerting the Buyer to any seasonality fluctuations that may occur, including, for the avoidance of doubt, Sellers’ reasonable efforts to ensure that Seller’s levels of inventory held at the Leased Real Property do not fall below the Minimum Closing Inventory Levels. Nothing in this Section 6.8 will prohibit or in any way impair Seller’s ability to sell its inventory in the Ordinary Course of Business.

ARTICLE VII.
certain remedies

Section 7.1              Indemnification Obligations and Holdback.

(a)             Nature of Liability of Seller and Members. The representations and warranties of Seller and the Members in Section 4.1, the representations and warranties of each Member in Section 4.2 (and in the Seller Closing Certificate or any Member Closing Certificate with respect thereto), the agreements, covenants and obligations of Seller and the Members in this Agreement or any Related Agreement, and all associated obligations of Seller and the Members with respect to indemnification are individual and several, and not joint, obligations; provided however that Seller and the Members will be jointly and severally liable for any indemnification obligations satisfied by Purchaser, Parent or any other Purchaser Indemnified Person by recovery from the Holdback Shares or Holdback Cash as contemplated in Section 7.7 and no Purchaser Indemnified Person will be required to seek indemnification from Seller prior to seeking indemnification from any Member.

(b)            Indemnification Obligations of Seller and the Members. Seller and the Members agree to indemnify, defend and reimburse Purchaser, Parent and their respective Affiliates and each of their respective officers, directors, managers, members, partners, equityholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Purchaser Indemnified Person”) for and hold harmless each Purchaser Indemnified Person from and against any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)                any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by Seller or any Member in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing (except to the extent the representations and warranties are made as of a specified date, in which case, the representations and warranties must be true and correct in all material respects as of the specified date);

(ii)               any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Seller or any Member set forth in this Agreement or any Related Agreement; or

(iii)             any Excluded Assets or Excluded Liabilities (including any Seller Closing Debt and Seller Transaction Expenses unpaid as of immediately prior to the Closing), Transfer Taxes, any costs associated with seeking any consent listed on Section 4.1(b) of the Disclosure Schedule,or any continuation coverage provided or required to be provided by Purchaser under COBRA to the M&A Qualified Beneficiaries.

(c)             Holdback.

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(i)                 The Holdback Shares and Holdback Cash, less any amounts that have been released to compensate any Purchaser Indemnified Persons for Damages as provided in this Article VII will be released to the Members, according to the Member Percentages and as a distribution on behalf of Seller, within ten (10) Business Days after the date that is one (1) year after the Closing Date (the “Holdback Release Date”); provided however that any portion of the Holdback Shares or Holdback Cash that is necessary to satisfy any pending Claims specified in a written notice delivered by a Purchaser Indemnified Person prior to 11:59 p.m., Mountain Time on the Holdback Release Date will not be payable to Seller or the Members hereunder until final resolution of all such Claims, at which time the amount of the Holdback Shares and Holdback Cash, as applicable, held back to satisfy such pending Claims, to the extent not released to compensate any Purchaser Indemnified Persons for Damages as provided in this Article VII, will be issued to Seller or the Members pursuant to Section 2.2(d).

(ii)               The Parties hereby acknowledge and agree that the release of any remaining Holdback Shares or Holdback Cash, as applicable, available for issuance to Seller or the Members pursuant to Section 2.2(d) on the Holdback Release Date will not be deemed to modify the obligations of Seller or the Members with respect to indemnification or the survival of representations, warranties, covenants, obligations or agreements or any related right to indemnification, nor will the Holdback Shares and Holdback Cash, or the Purchaser Indemnified Persons’ rights to make Claims against the Holdback Shares and Holdback Cash, serve as a cap on or the sole source of funds to satisfy the indemnification obligations of Seller or the Members or otherwise limit the Purchaser Indemnified Persons’ remedies hereunder.

(d)             Indemnification Obligations of Parent. Parent agrees to indemnify, defend and reimburse Seller, the Members and their respective Affiliates and each of their respective officers, directors, managers, members, partners, equityholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Seller Indemnified Person”) for and hold harmless each Seller Indemnified Person from and against any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)               any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by Parent or Purchaser in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date);

(ii)               any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Parent or Purchaser set forth in this Agreement or any Related Agreement; or

(iii)             any Assumed Liability.

Section 7.2               Indemnification Procedure.

(a)             Notice of Claims. Any Purchaser Indemnified Person or Seller Indemnified Person claiming indemnification hereunder (each, a “Claiming Party”) will deliver to the indemnifying party (as applicable, the “Responding Party”), notice (a “Claim Notice”) of any claim (each, a “Claim”) as to which such Claiming Party proposes to demand indemnification hereunder promptly after the Claiming Party has received notice thereof or otherwise becomes aware of such Claim; provided that failure to give timely notice will not limit the indemnification obligations of the Responding Party hereunder except to the extent the Responding Party demonstrates actual and material prejudice caused by the delay in giving, or failure to give, such notice. Each Claim Notice must describe the Claim in reasonable detail, include copies of all material written evidence thereof (except to the extent such information is confidential or subject to attorney-client or work product privilege), and indicate the estimated amount, if reasonably determinable, of the Damages that have been or may be sustained by the Claiming Party. The Claiming Party will allow the Responding Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim, and whether and to what extent any amount is payable in respect of the Claim, and the Claiming Party will assist the Responding Party’s investigation by giving information and assistance (including reasonable access during normal business hours to premises and personnel and the right to examine and copy any accounts, documents or records) as the Responding Party or any of its professional advisors may reasonably request.

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(b)             Objections to Claims; Resolution of Conflicts.

(i)                 The Responding Party will have the right to object to the Claiming Party’s right to be indemnified pursuant to this Article VII for any Claim made pursuant to Section 7.2(a) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the applicable Claiming Party within thirty (30) days following the Responding Party’s receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice with respect to any Claim will specify in reasonable detail the basis for the Responding Party’s objection to such Claim. In the event that the Responding Party does not object to a Claim within the Claim Objection Period, (A) the Responding Party will be deemed to have accepted and agreed to the Claim set forth in the Claim Notice and will be precluded from raising any objection thereto after the Claim Objection Period, and (B) the Claiming Party’s right to recovery in respect of such Claim will be as provided pursuant to Section 7.7 and will be effective as of the day following the expiration of the Claim Objection Period.

(ii)               In the event the Responding Party timely delivers a Claim Objection Notice to the Claiming Party with respect to any particular Claim pursuant to Section 7.2(b)(i), (A) the Claiming Party will have ten (10) days after receipt of such Claim Objection Notice to respond thereto and (B) the Claiming Party and the Responding Party will attempt in good faith during the ten (10)-day period after the Responding Party’s receipt of such written response to reach a settlement of such Claim. If such a settlement is reached with respect to such Claim, the Claiming Party’s right to recovery in respect of such Claim will be as provided pursuant to Section 7.7 and will be effective as of the date of settlement. If no such settlement can be reached after good faith negotiation during such ten (10)-day period, either the Claiming Party or the Responding Party may commence a Legal Proceeding to resolve such Claim in accordance with Section 9.9. This Section 7.2(b) will not apply to any Legal Proceeding for, or in any way limit the rights and remedies of any Party with respect to or such Party’s right to seek, specific performance, injunctive or declaratory relief or other equitable remedies pursuant to Section 7.6 or otherwise.

(c)             Third-Party Claims. If any Claim is a third-party claim (each, a “Third-Party Claim”) the following provisions will apply:

(i)                The Responding Party will have the right to participate in or, by giving written notice to the Claiming Party, assume the defense of any Third-Party Claim at the Responding Party’s expense and by the Responding Party’s own counsel, and the Claiming Party will cooperate in good faith in such defense. In the event that the Responding Party assumes the defense of any Third-Party Claim, (A) the Responding Party will diligently conduct the defense of the Third-Party Claim, will keep the Claiming Party reasonably informed of the status of the Third-Party Claim, and will have the right to take any action that it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Claiming Party, (B) the Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (except that the Responding Party will be responsible for the reasonable fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably determines that counsel for the Responding Party has a conflict of interest or that there may be one or more defenses available to the Claiming Party that are not available to the Responding Party) and (C) the Responding Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Claiming Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Responding Party, does not impose an injunction or other equitable relief upon the Claiming Party or impose any future limitations of the Claiming Party’s business or operations, and includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Claiming Party of a release (in form and substance reasonably satisfactory to the Claiming Party) from all Liability in respect of such Third-Party Claim.

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(ii)               Notwithstanding anything to the contrary in Section 7.2(c)(i), in the event of a Third-Party Claim, the defense of which would reasonably be expected to have a material and adverse effect on the ability of Parent, Purchaser or any of their Affiliates to engage in the business of growing, processing, distributing, or marketing recreational cannabis products, the Claiming Party will have the right to defend such Third-Party Claim with counsel of the Claiming Party’s choice; provided that the Claiming Party must conduct the defense of the Third-Party Claim diligently and must keep the Responding Party reasonably informed of the status of the Third-Party Claim; and provided further that the Responding Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third-Party Claim. In any such case, the Claiming Party may defend against the Third-Party Claim, consent to the entry of any judgment or enter into any settlement with respect thereto, and the Responding Party will remain responsible for any Damages the Claiming Party may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article VII.

(iii)             If the Responding Party is not entitled to, pursuant to Section 7.2(c)(ii), or if the Responding Party fails to defend such Third-Party Claim as provided in Section 7.2(c)(i), the Claiming Party may pay, settle, compromise and defend such Third-Party Claim and will be entitled to indemnification hereunder for any Damages based upon, arising from or relating to such Third-Party Claim and its defense thereof, including fees and disbursements of its counsel, experts and other agents and all amounts paid in settlement thereof or as a result of any judgment related thereto; provided, however, that the Claiming Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Responding Party (not to be unreasonably withheld, conditioned or delayed).

(iv)              Purchaser, Parent, Seller, the Members, the Responding Party and the Claiming Party will cooperate with each other in the defense of any Third-Party Claim and will make available to the Party or Parties defending such Claim such materials and assistance relating thereto as is reasonably requested from such Person.

Section 7.3               Survival.

(a)             General. The representations, warranties, covenants, obligations and agreements contained in this Agreement or in any Related Agreement and all related rights to indemnification will survive the Closing as set forth in this Section 7.3. Neither Seller, any Member, nor Parent will have any obligation to provide indemnification pursuant to Section 7.1(b) or Section 7.1(d), as applicable, with respect to any Claim unless the Claim is asserted in writing, in good faith, and with reasonable specificity in accordance with this Article VII on or prior to the expiration of the following Applicable Survival Periods:

(i)                the representations and warranties of Seller and the Members contained in this Agreement, the Seller Closing Certificates and the Member Closing Certificates, in each case other than the Fundamental Representations, will survive the Closing and the consummation of the transactions contemplated hereby and will terminate at 11:59 p.m., Mountain Time, on the date that is eighteen (18) months after the Closing Date;

(ii)               the representations and warranties of Purchaser and Parent contained in this Agreement, the Purchaser Closing Certificate and the Parent Closing Certificate, in each case other than the Fundamental Representations, will survive the Closing and the consummation of the transactions contemplated hereby and will terminate at 11:59 p.m., Mountain Time, on the date that is eighteen (18) months after the Closing Date;

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(iii)             the Fundamental Representations or any inaccuracy of Seller Closing Certificate, any Member Closing Certificate, the Purchaser Closing Certificate, or the Parent Closing Certificate with respect to the Fundamental Representations will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the ten (10)-year anniversary of the Closing Date;

(iv)              all Claims based on Section 7.1(b)(ii) or Section 7.1(d)(ii) for Claims relating to covenants to be performed at or prior to the Closing will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the date that is eighteen (18) months after the Closing Date;

(v)                all Claims based on Section 7.1(b)(ii) or Section 7.1(d)(ii) for Claims relating to covenants to be performed following the Closing will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the later of the six (6)-year anniversary of the Closing Date or the date that is eighteen (18) months after such covenant is fully performed or required to be performed; and

(vi)              all Claims based on Section 7.1(b)(iii) or Section 7.1(d)(iii) will survive the Closing until, and will terminate at, 11:59 p.m. Mountain Time on the twenty (20)-year anniversary of the Closing Date.

(b)             Survival of Claims Until Final Determination. For each Claim for indemnification hereunder regarding a representation, warranty, covenant, obligation or agreement that is made in accordance with Section 7.2(a) before the expiration of such representation, warranty, covenant, obligation or agreement, such Claim and associated rights to indemnification will not terminate until the final determination and satisfaction of such Claim.

(c)             Enforcement of Survival Period. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 7.3 (the “Applicable Survival Period”) is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be increased to the extended survival period set forth in this Section 7.3. The Parties further acknowledge that the Applicable Survival Periods set forth in this Section 7.3 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

Section 7.4               Limitations.

(a)             Threshold. Except as provided in Section 7.4(b), the Purchaser Indemnified Persons will not be entitled to indemnification pursuant to Section 7.1(b)(i) unless and until the aggregate amount of all Damages of the Purchaser Indemnified Persons pursuant to Section 7.1(b)(i) exceeds $10,000 (the “Threshold”); and if the Damages of the Purchaser Indemnified Persons pursuant to Section 7.1(b)(i) exceed the Threshold, then Seller and the Members will be obligated for any Damages pursuant to Section 7.1(b)(i) in excess of Threshold (subject to the other express limitations set forth in this Article VII).

(b)             Exceptions. The limitations set forth in Section 7.4(a) will not apply to or otherwise affect the Purchaser Indemnified Persons’ ability to make Claims or recover Damages with respect to Claims based on or for (i) a breach or inaccuracy, or, as applicable, allegation by any third party which, if true, would be a breach or inaccuracy, of any Fundamental Representation (or any inaccuracy of Seller Closing Certificate or any Member Closing Certificate with respect to the same), (ii) Fraud, knowing or intentional misrepresentation or breach or willful misconduct, or, for the avoidance of doubt, (iii) indemnification under Section 7.1(b)(ii), (iii), or (iv).

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(c)             Caps on Indemnification Obligations of Seller.

(i)                Seller’s and the Members’ obligations to provide indemnification (A) under Section 7.1(b)(i), other than with respect to the Fundamental Representations, will not exceed an amount equal to 10% of the Purchase Price in the aggregate; and (B) under Section 7.1(b)(i) with respect to the Fundamental Representations will not exceed an amount equal to the Purchase Price in the aggregate.

(ii)               The aggregate amount of all Damages for which Seller and the Members will be liable under Section 7.1(b) will not exceed an amount equal to the Purchase Price.

(iii)             The limitations set forth Section 7.4(c)(i) and (ii) will not apply to or otherwise affect the Purchaser Indemnified Persons’ ability to make Claims or recover Damages with respect to (A) Claims for Fraud, knowing or intentional misrepresentation or breach or willful misconduct or (B) Claims for indemnification under Section 7.1(b)(iii), for which Seller’s and the Members’ obligations to provide indemnification will be the full extent of any such Damages.

(d)             Other Recovery. All Damages will be net of any amounts actually recovered by the Purchaser Indemnified Person under insurance policies or other sources of indemnification with respect to such Damages (net of expenses incurred in connection with such recovery or any related premium adjustments); provided however that no Purchaser Indemnified Person will have any obligation to seek to recover insurance proceeds in connection with making an indemnification claim under this ARTICLE VII.

Section 7.5               Materiality Qualifiers. For purposes of calculating the amount of Damages arising out of or relating to any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.2, or Section 4.3, and the determination of whether a breach has occurred, any Materiality Qualifiers in such representation or warranty will be disregarded.

Section 7.6               Exclusive Remedy; Rights to Specific Performance.

(a)             With regard to any Claims for monetary Damages related to any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of the representations, warranties, covenants, agreements or obligations in this Agreement, the Claiming Party’s right to indemnification under this Article VII will be the Claiming Party’s exclusive remedy for any such Claims (other than for Claims based on or for Fraud) and the Claiming Party will not be entitled to any other monetary remedy with regard thereto. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement that it may have against the other parties hereto and their Affiliates arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth this Article VII and except with respect to claims or causes of action based on or for Fraud, knowing or intentional misrepresentation or breach or willful misconduct.

(b)             The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. Accordingly, a Party will be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by another Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity, but subject to the express limitations set forth in this Article VII.

Section 7.7               Recourse.

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(a)             If and to the extent that a Purchaser Indemnified Person or Seller Indemnified Person is entitled to indemnification pursuant to this Agreement, subject to Section 7.7(b), such Purchaser Indemnified Person or Seller Indemnified Person, as applicable, will recoup all or any portion of any Damages to which such Purchaser Indemnified Person or Seller Indemnified Person is entitled by directing cash payment of, and Seller and the Members (in the event that the Person entitled to indemnification is a Purchaser Indemnified Person) or Parent (in the event that the Person entitled to indemnification is a Seller Indemnified Person) will pay with fifteen (15) Business Days, monetary Damages from the Seller and Members or Parent, as applicable. The remedies in this Section 7.7 are not exclusive of any other remedies a Purchaser Indemnified Person or Seller Indemnified Person may exercise at law or in equity to satisfy Seller’s, the Members’ or Parent’s indemnification obligations hereunder.

(b)             If and to the extent that a Purchaser Indemnified Person is entitled to indemnification pursuant to this Agreement, such Damages will be recouped first by (i) the cancellation by Parent of a number of Holdback Shares determined by, rounded down to the nearest whole share, (A) the amount of such Damages multiplied by (B) eighty percent (80%) divided by (C) the Per Parent Share Price and (ii) Parent’s setoff of an amount of Holdback Cash that equals (A) the amount of such Damages minus (B) the dollar value of the Holdback Shares cancelled pursuant to the preceding clause (ii) as determined by multiplying the number of such Holdback Shares by the Per Parent Share Price. In the event that the Holdback Shares and Holdback Cash are insufficient to satisfy an amount of Damages to which a Purchaser Indemnified Person is entitled pursuant to this Agreement, such Purchaser Indemnified Person will recoup any such amount by directing cash payment of, and Seller and the Members will pay within fifteen (15) Business Days, monetary Damages.

Section 7.8            Knowledge and Investigation; No Other Representations. All representations, warranties, covenants, obligations, agreements and indemnities of Seller and the Members contained in this Agreement and in the Related Agreements will be deemed material and relied upon by the Purchaser Indemnified Persons, regardless of any knowledge or investigation or any representation made by any Purchaser Indemnified Person, and none will be waived by any failure to pursue any action or the consummation of the transactions contemplated hereunder. Other than those representations and warranties made by Seller or the Members in this Agreement or any Related Agreement, neither Seller nor any Member has made, and neither Seller nor any Member will have or be subject to any Liability hereunder (except for Liability based on or for Fraud, knowing or intentional misrepresentation or breach or willful misconduct) arising out of, relating to or resulting from, any other representation or warranty concerning Seller, the Members, the Business, the Purchased Assets or the transactions contemplated by this Agreement.

Section 7.9            Other Factors Not Limiting. No representation, warranty, covenant, obligation or agreement contained herein will limit the generality or applicability of any other representation, warranty, covenant, obligation or agreement. The terms of this Article VII will be enforceable regardless of whether Liability is based on past, present or future acts, claims or legal requirements and regardless of any sole, concurrent, contributory, comparative or similar negligence, or of any sole, concurrent, strict or similar Liability, of any of the Purchaser Indemnified Persons.

Section 7.10           Effect of Indemnification Payments. Any indemnification payment made pursuant to this Article VII will be treated as an adjustment to the Purchase Price.

Section 7.11           No Right of Contribution or Subrogation. Neither Seller nor any Member will make any claim for contribution or subrogation against any Purchaser Indemnified Person with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Purchaser Indemnified Person is entitled to indemnification hereunder for such claim, and Seller and the Members hereby waive any such right of contribution and subrogation from or against any Purchaser Indemnified Person that Seller or any Member, as applicable, has or may have in the future.

Section 7.12          Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty (or of any other matter), including the Seller Closing Certificate, any Member Closing Certificate, the Purchaser Closing Certificate, the Parent Closing Certificate, and any other certification contemplated in Section 3.2 or Section 3.3, will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 7.1(b).

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Section 7.13          Maximum Contribution. If and to the extent any provision of this Article VII is unenforceable for any reason, Seller and each Member hereby agrees to make the maximum contribution that is permissible under Law to the payment and satisfaction of any Damages for which indemnification is provided for in this Article VII (but subject to all limitations set forth in this Article VII applicable thereto, aggregating Damages for which contribution may be made under this Section 7.13 with Damages for which indemnification may be made under Section 7.1(b) for purposes of such limitations as if they referred to contribution obligations in addition to indemnification obligations).

Section 7.14          References to “Indemnification Obligations”. For purposes of this Article VII and any other provision of this Agreement, any reference to the “indemnification obligations” of Seller, the Members, or Parent under this Article VII or words of like import, will be deemed to refer to all of the obligations of Seller and the Members under Section 7.1(b) or the obligations of Parent under Section 7.1(d), including the obligations to indemnify, defend, reimburse, hold harmless and pay.

ARTICLE VIII.
termination of agreement

Section 8.1               Termination Generally. This Agreement may be terminated at any time prior to the Closing as follows:

(a)             Purchaser, on its own behalf and on behalf of Parent, and Seller, on its own behalf and on behalf of the Members, may terminate this Agreement by mutual written consent;

(b)             Purchaser, on its own behalf and on behalf of Parent, may terminate this Agreement by giving written notice to Seller: (i) in the event that Seller or any Member breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any respect, and such breach or breaches, individually or collectively, would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 3.2 to be satisfied, Purchaser notifies Seller of the breach, and the breach, if capable of cure, continues without cure for a period of thirty (30) days after the notice of breach (provided that Purchaser will not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if Purchaser or Parent is then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 3.3 to be satisfied); (ii) if the Closing has not occurred on or before September 24, 2021 (the “Outside Date”) (unless the failure results primarily from Purchaser or Parent breaching any representation, warranty, covenant, obligation or agreement contained in this Agreement); (iii) an applicable Law or final, non-appealable Order by a U.S. federal or state court of competent jurisdiction will have enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement that prohibits the Closing; or (iv) termination of the Real Property Purchase Agreement; and

(c)              Seller, on its own behalf and on behalf of the Members, may terminate this Agreement by giving written notice to Purchaser: (i) in the event that Purchaser breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any respect, and such breach or breaches, individually or collectively, would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 3.3 to be satisfied, Seller notifies Purchaser of the breach, and the breach, if capable of cure, continues without cure for a period of thirty (30) days after the notice of breach (provided that Seller will not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Seller or any Member is then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 3.2 to be satisfied); (ii) if the Closing has not occurred on or before the Outside Date (unless the failure results primarily from Seller or any Member breaching any representation, warranty, covenant or agreement contained in this Agreement); (iii) an applicable Law or final, non-appealable Order by a U.S. federal or state court of competent jurisdiction will have enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement that prohibits the Closing; or (iv) termination of the Real Property Purchase Agreement.

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Section 8.2               Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement will become void and there will be no Liability on the part of any party to this Agreement except nothing in this Section 8.2 will relieve any Party from liability for any willful breach of any provision of this Agreement.

ARTICLE IX.
MISCELLANEOUS

Section 9.1               Risk of Loss. Seller will bear all risk of loss, destruction or damage to any of the Purchased Assets occurring prior to the Closing, whether due to fire, accident or other casualty, willful act, condemnation, riot, act of God or otherwise, and Purchaser will have no responsibility with respect thereto.

Section 9.2               Press Releases and Public Announcements. Except as otherwise required by Law, Seller and the Members will not, and will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements or any announcements to employees, customers or suppliers of Seller or the Business with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Purchaser. Notwithstanding anything in this Agreement to the contrary, following the Closing, Purchaser, Parent or any of their respective Affiliates, representatives or advisors may issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements, with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Seller or the Members.

Section 9.3               Notices. All notices and other communications hereunder will be in writing and will be deemed received (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first Business Day following such receipt if (x) the date is not a Business Day or (y) confirmation of receipt is given after 5:00 p.m., Mountain Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Mountain Time), to the Parties at the following addresses or email addresses (or at such other addresses or email addresses for a Party as will have been specified by like notice):

(a)            if to Purchaser or Parent, to:

Medicine Man Technologies, Inc.

4880 Havana Street, Suite 201

Denver, Colorado 80239

Attention: Dan Pabon

Email Address: dan@medicinemantechnologies.com

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with a copy to (not constituting notice):

Perkins Coie LLP

1900 Sixteenth Street

Suite 1400

Denver, Colorado 80202

Attention: Kester Spindler

Email Address: kspindler@perkinscoie.com

(b)           if to Seller, to:

SCG Services, LLC

853 Greenhorn Mountain Circle

Rye, Colorado 81069

Attention : John Sakun

Email Address: john.socogrow@gmail.com

with a copy to (not constituting notice):

Tonkon Torp LLP

888 SW Fifth Avenue

Suite 1600

Portland, OR 97204

Attention: Josh Smith

Email Address: josh.smith@tonkon.com

(c)            if to the Members, to:

John Sakun

375 Wedgewood Ct.

Colorado Springs, CO 80906

Email Address: john.socogrow@gmail.com

with a copy to (not constituting notice):

Tonkon Torp LLP

888 SW Fifth Avenue

Suite 1600

Portland, OR 97204

Attention: Josh Smith

Email Address: josh.smith@tonkon.com

Section 9.4               Interpretation. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless otherwise required by the context in which they appear, the terms “assets” and “properties” are used interchangeably; (e) unless expressly stated herein to the contrary, reference to any document (except for any reference to a document in the Disclosure Schedule) means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (f) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any

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rule or regulation promulgated thereunder; (g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably; and (n) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; All dollar ($) references in this Agreement are to United States dollars and all amounts that are to be calculated or paid hereunder will be calculated or paid in United States dollars. The Parties participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the Related Agreements, and each Party and each Party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement and the Related Agreements; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the Related Agreements will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof. The Parties acknowledge and agree that any reference herein or in the Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Purchaser, or words of similar import, will be deemed to refer to such documents as were made available and accessible to Purchaser and Purchaser’s representatives for their review by email to Purchaser’s legal counsel before 5:00 p.m., Mountain Time, on the date that is three (3) Business Days prior to the date hereof.

Section 9.5              Counterparts; Electronic Signature. This Agreement may be executed and delivered by each Party in separate counterparts (including electronic portable document format (.PDF) or similar format), each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same agreement. This Agreement will become effective when, and only when, each Party delivers a counterpart hereof to each other Party. This Agreement may be executed by .PDF signature, and a .PDF signature will constitute an original signature for all purposes.

Section 9.6               Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Related Agreements and the certificates, documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits and the Schedules (including the Disclosure Schedule), and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) will not be assigned to any other Person, except Purchaser or Parent may assign this Agreement, any Related Agreements or the Confidentiality Agreement to any Affiliate of Purchaser or Parent, any successor to Purchaser, Parent or the Business or to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Purchaser or Parent to such lenders, and (c) will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement other than the Purchaser Indemnified Persons.

Section 9.7               Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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Section 9.8               Extension; Waiver; Amendment. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party will not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 9.9               Governing Law; Jurisdiction. This Agreement and all Legal Proceedings arising hereunder will be governed by and construed in accordance with the Laws of the State of Colorado without reference to such state’s principles of conflicts of Law. Each of the Parties irrevocably consents to the exclusive jurisdiction of and venue in any state or federal court located in the State of Colorado (and of and in any court to which an appeal of the decisions of any such court may be taken), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Colorado for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; provided however that any Party will be entitled to seek injunctive or other equitable relief in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein in any forum having proper legal jurisdiction over such matter.

Section 9.10            Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.11            Expenses. Except as otherwise expressly provided for in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses arising out of or relating to the discussion, evaluation, negotiation and documentation of this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder (including fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”) will be paid by the Party incurring such expense. Notwithstanding anything to the contrary herein, Seller will be responsible for all Seller Transaction Expenses which are deemed to be Excluded Liabilities, except that the Parties anticipate the submission of the licensing applications listed on Section 9.12 of the Disclosure Schedule to be submitted to MED and the County of Huerfano, Colorado following the execution of this Agreement, and Purchaser agrees to pay all such application and marijuana licensing fees associated with such transfer of ownership of such licenses. Seller will reasonably cooperate with Purchaser on the applications and provide documentation in form and content that it reasonably concludes to be sufficient to successfully apply for such transfer of ownership.

Section 9.12            Appointment of Seller and Member Representative as Agent. Until Seller liquidates, each Member (a) hereby irrevocably constitutes and appoints Seller as such Member’s agent, attorney in fact and representative, with full power to do any and all things on behalf of such Member, and to take any action required or contemplated to be taken by such Member, under this Agreement or any Related Agreement or in connection with any transaction contemplated hereby or thereby and (b) will be bound by all actions taken by Seller regarding this Agreement or any Related Agreement or in connection with any transaction contemplated hereby or thereby. Seller and the Members will provide Purchase and Parent written notification when Seller liquidates, and after Seller liquidates, each Member (a) hereby irrevocably constitutes and appoints John Sakun (“Member Representative”) as such Member’s agent, attorney in fact and representative, with full power to do any and all things on behalf of such Member, and to take any action required or contemplated to be taken by such Member, under this Agreement or any Related Agreement or in connection with any transaction contemplated hereby or thereby and (b) will be bound by all actions taken by Member Representative regarding this Agreement or any Related Agreement or in connection with any transaction contemplated hereby or thereby. Purchaser and Parent (i) will at all times be entitled to rely upon any communication with Seller, before its liquidation, and Member Representative, after Seller’s liquidation (including any document or other writing executed by Seller or Member Representative, as applicable) as being binding each Member, (ii) will have no obligation to otherwise communicate with any Member (including regarding indemnification) and (iii) will not be liable any Member for any action taken or omitted to be taken by Purchaser or Parent in reliance on this Section 9.12.

[Signature Page Follows]

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The Parties have executed and delivered this Agreement as of the date set forth in the preamble of this Agreement.

PURCHASER:

SCG HOLDING, LLC

By: ___________________________________

Name:

Title:

PARENT:

MEDICINE MAN TECHNOLOGIES, INC.

By: ___________________________________

Name:

Title:

SELLER:

SCG SERVICES, LLC

By: ___________________________________

Name:

Title:

MEMBERS:

______________________________________

John Sakun

______________________________________

Vladimir Sakun

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EXHIBIT A

DEFINITIONS

“Accounting Principles” means (a) the Historical Financial Principles and (b) the accounting principles, methodologies, procedures and policies followed in the preparation of the Financial Statements to the extent consistent with the Historical Financial Principles.

“Accounts Payable” means, with respect to Seller, all accounts payable and other payment obligations to suppliers and vendors of the Business and trade payables, if any, whether or not listed on Seller’s books or records, but excluding any inter-company payables.

“Accounts Receivable” means, with respect to all accounts and notes receivable and other rights to payment from customers of the Business and trade receivables, if any, and the full benefit of all security for such accounts and rights to payment, whether or not listed on Seller’s books or records, but excluding any inter-company receivables.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternate Transaction Proposal” has the meaning set forth in Section 5.6.

“Applicable Survival Period” has the meaning set forth in Section 7.3(c).

“Assigned Contract” has the meaning set forth in Section 1.5(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Attorney Records” means all books, files, documents, and records, including electronic communications, of attorneys relating to their representation of Seller or any Member to the extent related to (a) negotiating, executing, and delivering this Agreement or any Related Agreements, or (b) the transactions contemplated by this Agreement and the Related Agreements.

“Bill of Sale” has the meaning set forth in Section 3.2(d)(iii).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday, or any bank holiday in Denver, Colorado.

“Claim” has the meaning set forth in Section 7.2(a).

“Claim Notice” has the meaning set forth in Section 7.2(a).

“Claim Objection Notice” has the meaning set forth in Section 7.2(b)(i).

“Claim Objection Period” has the meaning set forth in Section 7.2(b)(i).

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“Claiming Party” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” has the meaning set forth in Section 2.2(b).

“Closing Consideration” means the amount equal to (i) the Closing Purchase Price, as set forth in the Pre-Closing Statement, with any adjustments that are mutually determined by Purchaser and Seller pursuant to Section 2.2(a) multiplied by (ii) ninety percent (90%).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Operating Cash Amount” means $75,000.

“Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“Closing Stock Payment” has the meaning set forth in Section 2.2(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 1, 2020, by and between Parent and the Company.

“Contaminants” has the meaning set forth in Section 4.1(j)(vii).

“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Damages” means any losses, costs, damages, Liabilities, Taxes, expenses, Legal Proceedings and Orders (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims; provided, however, that “Damages” will not include punitive or special damages, except, in each case, to the extent constituting direct damages or actually awarded to a Governmental Authority or other third party.

“Disclosure Schedule” has the meaning set forth in the preamble to Section 4.1.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, welfare, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, employee loan, fringe benefit or other employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate (or to which Seller or ERISA Affiliate is a party) and which covers or benefits any current or former employee, officer, director, consultant, independent contractor, or other service provider of or to Seller (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which Seller has (or could have) any Liability (including any contingent Liability).

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“Encumbrance” means any security interest, lien (including any mechanic’s lien, materialmen’s lien or Tax lien), restriction, claim, pledge, encumbrance, mortgage, deed of trust, option, restriction on transfer, imperfection of title, easement, encroachment, preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.

“Environmental, Health and Safety Requirements” means all Laws, Orders and Contracts concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, investigation, abatement, control, remediation or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade, business or Person that, together with Seller, is (or, at any relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Exchange Act” has the meaning set forth in Section 4.3(g).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“Financial Statements” has the meaning set forth in Section 4.1(d).

“Formula and Specifications” means the (a) identities, percentages, and specifications of ingredients used to manufacture any Products and (b) processes and specifications for the design, composition, manufacture, packaging, labeling, quality control, storage and shipping of any Products.

“Fraud” means a false representation or omission of a material fact made either with knowledge or belief or with reckless indifference to its falsity, with the intention of inducing the party to whom the representation or omission is made to act or refrain from acting, and the plaintiff’s action or inaction resulted from a reasonable reliance on the representation or omission to its detriment.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization; Standing and Power; Capitalization); Section 4.1(b)(i) (Authorization), Section 4.1(f) (Assets), Section 4.1(q) (Tax Matters), Section 4.1(w) (Brokers), Section 4.2(a) (Capacity and Power); Section 4.2(b)(i) (Authorization) and Section 4.2(d) (Brokers); Section 4.3(a) (Organization, Standing and Power); Section 4.3(b)(i) (Authorization); and Section 4.3(f) (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

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“Governmental Authority” means any nation, state or province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign, multinational or otherwise, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state or province or any municipal or other political subdivision thereof, and any arbitrator or arbitral body.

“Health Care Reform Laws” has the meaning set forth in Section 4.1(m)(vii).

“Hired Employees” has the meaning set forth in Section 1.6(a).

“Historical Financial Principles” means the accounting methods, practices, principles, policies, procedures, classifications, judgments, assumptions, and valuation and estimation methodologies that Seller historically used, as consistently applied.

“Holdback Cash” has the meaning set forth in Section 2.2(d).

“Holdback Consideration” means the amount equal to (i) the Closing Purchase Price, as set forth in the Pre-Closing Statement, with any adjustments that are mutually determined by Purchaser and Seller pursuant to Section 2.2(a) multiplied by (ii) ten percent (10%).

“Holdback Release Date” has the meaning set forth in Section 7.1(c)(i).

“Holdback Shares” has the meaning set forth in Section 2.2(d).

“Inbound License” means any Contract, covenant not to sue, settlement, forbearance or other Contract pursuant to which Seller is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, including any Software license (including any right to access or use data or any open source materials), Patent license, trademark license, or any Contract pursuant to which Seller obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a service Contract or a cloud services Contract.

“Indebtedness” means, without duplication, any Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business), including any accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges: (a) indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; or (i) Liability secured by any Encumbrance on any asset or property.

“Information” has the meaning set forth in Section 4.1(j)(ix).

“Insurance Policy” has the meaning set forth in Section 4.1(k)(i).

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“Intellectual Property” means, collectively: (a) all rights (anywhere in the world, whether statutory, common law or otherwise) in or affecting intellectual or industrial property or other proprietary rights, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iii) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (iv) telephone numbers; (v) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore; (vi) all technology, ideas, research and development, inventions, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, Trade Secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, computer architecture, and documentation; (vii) all other intangible assets, properties or rights; and (viii) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.2(d)(v).

“IP Licenses” means, collectively, all Inbound Licenses; all Outbound Licenses; and each other Contract to which Seller or any of their respective assets or rights are bound relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to or under Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, guidance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.1(g)(ii).

“Legal Proceeding” means any claim or other action, suit, arbitration, mediation, claim, audit, investigation, demand, hearing, petition, dispute, controversy, complaint, charge, inquiry, litigation, proceeding or administrative investigation, commenced, brought, conducted or heard by or before any Governmental Authority.

“Liability” means any indebtedness, loss, damage, adverse claim, fine, penalty, Tax, liability, responsibility or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Lock-Up Agreement” has the meaning set forth in Section 3.2(d)(xii).

“M&A Qualified Beneficiary” has the meaning set forth in Section 4.1(m)(x).

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact, factor or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts, factors or developments, is or would reasonably be expected to be materially adverse (without regard to duration) to either (a) the Business, the Purchased Assets, Liabilities, operations (including results of operations) or condition (financial or otherwise) of Seller, or (b) Seller’s ability to consummate of the transactions contemplated by this Agreement or any Related Agreement on a timely basis; provided that none of the following (either alone or in combination) will constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in economic conditions affecting the United States, including changes in interest rates, (ii) changes in national or international political or social conditions in any jurisdiction where Seller operates, including hostilities, acts of war, terrorism or military actions, (iii) changes in financial, banking, or securities markets, (iv) changes in GAAP or applicable Law after the date hereof, (v) conditions generally affecting the industries in which the Seller operates, (vi) any natural or man-made disaster or acts of God, or (vii) the taking of any action expressly required or permitted by this Agreement or any action taken (or omitted to be taken) at the written request of Parent or Purchaser; provided further that any such adverse effect described in the preceding clauses (i) through (vi) will be excluded only to the extent that such adverse effect does not disproportionately affect the Business, relative to other Persons engaged in the industries in which Seller operates.

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“Material Contract” has the meaning set forth in Section 4.1(o).

“Material Customer” means the top ten (10) customers of Seller by revenue for each of the fiscal years ended December 31, 2019 and December 31, 2020.

“Material Supplier” means the top ten (10) suppliers of Seller by expense for each of the fiscal years ended December 31, 2019 and December 31, 2020.

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects,” “Material Adverse Effect,” “material adverse change” and words of similar import.

“MED” means the Colorado Marijuana Enforcement Division.

“MED Approval” means any and all approvals from MED required under applicable Law for (a) the transfer by Seller to Purchaser of any Permit or (b) the consummation of the transactions contemplated by this Agreement.

“Member(s)” has the meaning set forth in the preamble.

“Member Closing Certificate” has the meaning set forth in Section 3.2(d)(ii).

“Member Percentages” means, with respect to the Members, 50% with respect to John Sakun and 50% with respect to Vladimir Sakun.

“Member Representative” has the meaning set forth in Section 9.12.

“Minimum Closing Inventory Levels” has the meaning set forth in Section 3.2(d).

“Most Recent Balance Sheet” means the balance sheet of Seller as of December 31, 2020.

“Non-Compete Restricted Period” has the meaning set forth in Section 6.2(b).

“Non-Solicit Restricted Period” has the meaning set forth in Section 6.2(c).

“Order” means any order, conciliation, settlement, stipulation, ruling, requirement, directive, award, decree, judgment or other determination of any Governmental Authority.

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“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business of Seller consistent with its past regular custom and practice, including, as applicable, with respect to quantity and frequency.

“Outbound License” means any Contract, covenant not to sue, settlement, or forbearance pursuant to which any Person has rights to access or exploit any Owned IP or Seller authorizes or otherwise permits any other Person to access or exploit Seller IP, including, in either case, any Software license (including right to access or use data), Patent license, trademark license, or any Contract pursuant to which a Person obtains a right to access or exploit any such Intellectual Property in the form of services, such as a software as a service Contract or a cloud services Contract.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned IP” means all Seller IP other than Intellectual Property exploited by Seller pursuant to an Inbound License.

“Parent” has the meaning set forth in the preamble.

“Parent Closing Certificate” has the meaning set forth in Section 3.3(d)(ii).

“Parent Common Stock” means unregistered shares of the common stock, par value $0.001, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 4.3(d).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means all (a) patents and patent applications; (b) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications and divisions of any of the items listed in clause (a) of this definition; (c) all foreign counterparts to any of the items listed in clause (a) or (b) of this definition, including utility models, inventors’ certificates, industrial design protection and any other form of grant or issuance by any Governmental Authority; (d) all applications that claim priority to any of the items listed in clause (a), (b) or (c); and (e) all patents that issue from any of the items listed in clause (a) (b), (c) or (d) of this definition.

“Payoff Letter” has the meaning set forth in Section 3.2(d)(x).

“Per Parent Share Price” means the volume weighted average price per share of Parent Common Stock for the prior thirty (30) consecutive trading days, as determined in reasonable good faith by Purchaser on the date that is three (3) Business Days prior to the Closing Date.

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority.

“Permitted Encumbrances” means any (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due or payable; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not yet due or payable that is set forth on Section 4.1(f) of the Disclosure Schedule.

“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.

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“Personally Identifiable Information” means any information that specifically identifies or is capable of identifying, any individual Person, including any information that could be associated with such individual, such as an address, email address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number.

“Pre-Closing Statement” has the meaning set forth in Section 2.2(a).

“Product(s)” means, collectively, (a) all products or services that are or have been manufactured, marketed, offered, sold, distributed, delivered, made commercially available, licensed, leased or otherwise provided, directly or indirectly, by Seller, and (b) any such products or services that are currently under development or contemplated by or for Seller.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 3.3(d)(i).

“Purchaser Confidential Information” has the meaning set forth in Section 6.2.

“Purchaser Indemnified Person” has the meaning set forth in Section 7.1(b).

“Real Property Lease” has the meaning set forth in Section 4.1(g)(ii).

“Real Property Purchase Agreement” has the meaning set forth in Section 3.2(g).

“Registered IP” means any Owned IP or other Intellectual Property that is exclusively licensed to Seller that, in either case, is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any Patent, copyright, mask work or trademark.

“Related Agreements” means the Bills of Sale, the Intellectual Property Assignment Agreement, the Seller Closing Certificate, the Member Closing Certificates, the and all other documents, agreements and instruments executed and delivered in connection with this Agreement.

“Released Liabilities” has the meaning set forth in Section 6.7.

“Released Person” has the meaning set forth in Section 6.7.

“Releasors” has the meaning set forth in Section 6.7.

“Responding Party” has the meaning set forth in Section 7.2(a).

“Restricted Words” means any of the following: (a) the words “Southern Colorado Growers,” (b) the words “SCG Services” or (c) any name, word or term that is a variation of such words or any words or term that is confusingly similar to such words.

“Schedule Supplement” has the meaning set forth in Section 5.5(b).

“SEC” means the Securities and Exchange Commission.

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“Securities Act” has the meaning set forth in Section 4.2(c)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(d)(i).

“Seller Closing Debt” means any Indebtedness of Seller of the type in clauses (a) through (d) of the definition thereof, outstanding as of the Closing.

“Seller Indemnified Person” has the meaning set forth in Section 7.1(d).

“Seller IP” means all Intellectual Property that it owned or licensed by Seller or any Intellectual Property that has been developed for use in, is used in, held for use in the operation of Seller’ business (including the Business), including all Intellectual Property that is described on Schedule 1.1 or listed on an attachment thereto.

“Seller’s Knowledge” means the knowledge of John Sakun and Vladimir Sakun after reasonable inquiry and investigation (including due inquiry of Persons knowledgeable about the subject matter thereof).

“Seller” has the meaning set forth in the preamble.

“Seller Transaction Expenses” means the Transaction Expenses of Seller and of each Member for which Seller may be liable, including all fees and expenses incurred by Seller, the Members and any of their Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Related Agreements, including (a) any brokerage fees and any other fees and disbursements of lawyers, accountants, investment bankers and other advisors and service providers, (b) any transaction, incentive or stay bonus or termination or change of control payment payable to any Person by Seller or any Member as a result of the Closing, and (c) subject to Section 9.11, any fees, expenses or other liabilities to the extent incurred by or at the direction of Seller or any Member relating to Seller’s or any Member’s obtaining any consent or waiver for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Seller or any Member or any of their respective Affiliates in connection with the consummation of the transactions contemplated.

“Selling Group” has the meaning set forth in Section 6.6.

“Software” means all computer programs (including any right to access or use data), databases and computations (including any data and collections of data, as well as the content and information contained in any websites), in each case whether accessed directly or indirectly on the subject computing device (for greater certainty, including if made available in the form of services, such as platforms, infrastructure, or software as a service and “cloud” software), including all documentation (including user manuals and training materials) relating to any of the foregoing.

“Standard Product Terms” has the meaning set forth in Section 4.1(h).

“Stock Consideration” has the meaning set forth in Section 2.2(d).

“Systems” has the meaning set forth in Section 4.1(j)(ix).

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“Tax” means (a) all federal, state, and local, foreign income, gross receipts, sales, use, production, ad valorem, value-added, transfer, franchise, registration, profits, capital gains, business, license, lease, service, service use, withholding, payroll, social security, disability, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, including liabilities under escheat and unclaimed property Laws, (b) all other fees, assessments or charges in the nature of a tax, (c) any fine, penalty, interest or addition to tax with respect to any amounts of the type described in (a) and (b) above, and (d) any Liability for the payment of any amounts of the type described in clauses (a)-(c) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of a tax sharing, tax allocation or tax indemnification Contract, as a transferee or successor or otherwise.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof, that is filed or required to be filed with any Governmental Authority or provided or required to be provided to a payee.

“Third-Party Claim” has the meaning set forth in Section 7.2(c).

“Threshold” has the meaning set forth in Section 7.4(a).

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.

“Transaction Expenses” has the meaning set forth in Section 9.11.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Treasury Regulations” means regulations promulgated under the Code.

“Unreleased Claims” has the meaning set forth in Section 6.7.

“WARN” has the meaning set forth in Section 1.6(b).

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Exhibit B

MINIMUM CLOSING INVENTORY LEVELS

•	Warehouse / Greenhouse:

o   At least nineteen (19) of twenty-two (22) bays containing full complement of plants (i.e., at least ninety (90) plants per bay).

•	Outdoor grow:

o   Containing at least two-thousand (2,000) plants.

•	Original Hoop Houses:

o   At least three (3) of four (4) hoop houses containing at least one-hundred and fifty (150) plants.

•	Vegetation:

o   Containing at least one-thousand (1,000) plants.

•	Vault:

o   Containing at least twenty (20) pounds of cured material.

o   Containing harvested, curing material that is at least sufficient for a two- (2-) week period.

•	New Hoop Houses:
o	To the extent the Closing occurs after July 15, 2021, Seller’s facilities containing at least twenty (20) new hoop houses, with each new hoop house containing at least one-hundred and twenty (120) plants.

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Exhibit C

FORM OF Bill of sale

See attached.

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Exhibit D

FORM OF Intellectual Property Assignment Agreement

See attached.

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Exhibit E

FORM OF EMPLOYMENT AGREEMENT

See attached.

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Schedule 1.1

Purchased Assets

(a)	All inventory, supplies, goods in transit, packaging materials and other consumables of Seller, including inventory in transit from or held by Seller’s suppliers.
(b)	All Seller IP, including the following: (i) all right, title and interest in and to the use of all trademarks (and all goodwill relating to the foregoing), (ii) all rights to sue for, settle and release past, present and future infringement thereof, (iii) Software, Products and other projects under development and any associated documentation, and (iv) rights to all domain names and all websites, social media accounts and mobile apps.
(c)	All hardware and Software owned, leased or licensed by Seller or otherwise used or held for use in the Business, all Products and all technology and Intellectual Property related thereto.
(d)	All Contracts related to the Business.
(e)	All machinery, equipment, computers, mobile phones, printers, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets and personal property leased by, owned by, or on order to be delivered to Seller, including the items set forth on Schedule 1.1-E attached hereto.
(f)	All deposits and prepaid expenses, including advances, credits and security and other deposits, but excluding all deposits with utility companies.
(g)	All warranties, representations, letters of credit and guarantees made by suppliers (including data providers), manufacturers and contractors of Seller.
(h)	To the extent transferable or assignable, all Permits issued to or otherwise held by Seller relating to the operation of the Business or any Purchased Asset.
(i)	Except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability, all rights in respect of Legal Proceedings, recoveries, refunds (other than Tax refunds described in subpart (g) of Schedule 1.2), counterclaims, rights of set-off and other claims (including indemnification Contracts in favor of Seller), whether known or unknown, matured or unmatured, accrued or contingent, that Seller may have against any Person, including claims against any Person for compensation or benefits, insurance claims, claims of infringement or past infringement of any Intellectual Property and royalty or similar rights related to the Seller IP.
(j)	All books and records of Seller relating primarily to the Business other than Attorney Records, including all operating records, data and other materials maintained by the Business, including all sales and sales promotional data, advertising materials, customer lists and records, research and development reports, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, price lists, correspondence, mailing lists, distribution lists, photographs, production data, service and warranty records, engineering records, personnel and payroll records relating to Hired Employees, manufacturing and quality control records and procedures, blueprints, accounting records, plans, specifications, surveys, property records, manuals and other materials related to any of the foregoing items.
(k)	All telephone numbers, facsimile numbers and email addresses, and all rights to receive mail and other communications addressed to Seller (except to the extent relating exclusively to any Excluded Asset or Excluded Liability).
(l)	Water leases and water rights agreements including the Huerfano Decree; Replacement Water Purchase Agreement between the Seller and Huerfano County Water Conservancy District, dated 31 October 2018; the Additional Replacement Water Purchase Agreement dated 15 August 2020 between SCG Services LLC and the Huerfano County Water Conservancy District; the Augmentation Certificates Nos. 2018-5 and 2020-10 issued by the Huerfano County Water Conservancy District; and well permits 295822 and 295822-A.
(m)	All goodwill of Seller.

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SCHEDULE 1.1-E

Tangible Personal Property

1.	Bobcat - 3600 Series
2.	Kubota Tractor
3.	Kubota Sidekick

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SCHEDULE 1.2

Excluded Assets

(a)	All Accounts Receivable of Seller.
(b)	All cash and cash equivalents and all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and similar accounts of Seller.
(c)	All records related to Seller’s organization, maintenance, existence and good standing as a limited liability company, namely Seller’s certificate of formation, operating agreement, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, minute books and Tax records (provided that Purchaser will be entitled to copies of such Tax records that are related to the Business).
(d)	All rights in connection with and assets under all Employee Benefit Plans.
(e)	All Insurance Policies and prepayments related thereto (but excluding any rights to recovery under such Insurance Policies except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability).
(f)	Any rights of Seller under this Agreement or any Related Agreement.
(g)	All credit cards, debit cards and similar credit and banking instruments of Seller.
(h)	Any Tax refunds or overpayments of Taxes of Seller with respect to periods (or portions thereof) ending on or prior to the Closing Date.
(i)	Attorney Records.
(j)	All deposits with utility companies.

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Schedule 1.3

Assumed Liabilities

(a)	Any obligations expressly scheduled to be performed by Seller after the Closing under the terms of the Assigned Contracts other than any such obligation arising from or related to any breach, nonperformance, noncompliance, wrongdoing, misconduct, tort, or violation of such Contract or Law on or before the Closing and provided that the incurrence or existence of such obligation or liability does not constitute a breach or inaccuracy of, or breach, violation or nonperformance of or noncompliance with, any representation, warranty, covenant, obligation, agreement or other provision of this Agreement or any Related Agreement.

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SCHEDULE 5.7

Termination of Certain Agreements

1. Non-Binding Letter of Intent - Subject to Definitive Agreement, dated as of January 28, 2021, by and between Parent and Seller.

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Schedule 7.1

Indemnification Matters

None.

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